                                  FORM 8-K/A-1

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2000

                              WORLDPAGES.COM, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                      001-13875                76-0549396
(State or other jurisdiction of  (Commission File Number)     (IRS Employer
       incorporation)                                       Identification No.)

        390 S. WOODS MILL ROAD, SUITE 260, ST. LOUIS, MISSOURI         63017
              (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:  (314) 205-8668

      ---------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

         The undersigned registrant hereby amends its Form 8-K dated February 23, 2000 and filed March 9, 2000 by amending Item 2, amending Item 7(a) and 7(b) and adding Item 7(c).

ITEM 2.           ACQUISITION OF ASSETS

         On February 23, 2000, WorldPages.com, Inc. (formerly known as Advanced Communications Group, Inc.) ("WorldPages") closed the acquisitions of all of the issued and outstanding capital stock of YPtel Corporation ("YPtel"), Web YP, Inc. ("Web YP") and Big Stuff, Inc. ("Big Stuff"). The acquisitions were consummated in connection with the implementation of a change in WorldPages' business focus, strategy and direction.

         Pursuant to the Amended and Restated YPtel Agreement dated as of October 26, 1999, WorldPages acquired YPtel by issuing the YPtel stockholders an aggregate of 15,000,000 shares of WorldPages common stock, having an agreed upon value of $5.50 per share. WorldPages acquired YPtel from its stockholders, which ultimately consisted primarily of Canadian investors, Barbadian trusts and certain United States investors. YPtel, through a wholly-owned subsidiary, is one of the ten largest independent publishers of yellow pages directories in the United States, producing 17 directories in four states.

         Pursuant to the Amended and Restated Web YP Agreement dated as of October 26, 1999, WorldPages acquired Web YP by issuing to the Web YP stockholders, consisting of Messrs. Richard O'Neal and Richard L. Reid and certain other United States investors, an aggregate of 3,090,909 shares of WorldPages common stock, having an agreed upon value of $5.50 per share. Web YP and Big Stuff are affiliated companies, sharing common ownership, management, marketing and administrative staffing. Big Stuff designs and produces websites, which are marketed to Web YP's network of yellow and white pages publishers. The websites are subsequently hosted by Web YP. Web YP then features the customer in the WorldPages.com website directory and promotes the websites to many of the major search engines.

         Pursuant to the Amended and Restated Big Stuff Agreement dated as of October 26, 1999, WorldPages acquired Big Stuff by issuing to the Big Stuff stockholders, consisting of Messrs. O'Neal and Reid, an aggregate of 1,454,545 shares of WorldPages common stock, having an agreed upon value of $5.50.

         In connection with implementing the change in business focus, strategy and direction, WorldPages issued 2,863,637 shares of WorldPages common stock, having an agreed upon value of $5.50 per share, in redemption of principal and interest on indebtedness in the form of 5% subordinated promissory notes owed by WorldPages to the former stockholders of Great Western Directories, Inc., a wholly-owned subsidiary of WorldPages, in the principal amount of $15,000,000. WorldPages also issued 1,060,908 shares of WorldPages common stock, having an agreed upon value of $5.50 per share, in exchange for the cancellation of approximately $5.8 million in indebtedness owed by Web YP and Big Stuff to Messrs. O'Neal and Reid.

         Also in connection with implementing the foregoing, WorldPages granted options and warrants to purchase WorldPages common stock. WorldPages granted four former directors and one former officer of YPtel warrants to purchase, in the aggregate, 75,000 shares of WorldPages common stock. These warrants were granted to replace YPtel employee stock options. WorldPages granted five YPtel employees options to purchase, in the aggregate, 186,281 shares of WorldPages common stock. These options were granted to replace YPtel employee stock options. WorldPages also granted Messrs. Robert F. Benton and Rod K. Cutsinger, two current WorldPages non-employee directors, and Mr. Marvin C. Moses, a former WorldPages non-employee director, warrants to purchase, in the aggregate, 90,000 shares of WorldPages common stock. These warrants were granted as compensation for negotiating the YPtel, Web YP and Big Stuff acquisition agreements.

         As a result of the acquisitions and related transactions, Mr. Richard O'Neal, WorldPages' chairman and chief executive officer and a former significant stockholder of Web YP and Big Stuff, acquired 4,148,788 additional shares of WorldPages common stock, having a market value of $15.6875 per share, or an aggregate of $65.1 million, as of the closing date. Mr. O'Neal's ownership was increased from 4.4% to approximately 11.6%.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired

         See the Index to Financial Statements attached hereto and incorporated herein by reference.

         (b)      Pro Forma Financial Information

         See the Index to Financial Statements attached hereto and incorporated herein by reference.

         (c)      Exhibits

         See the Exhibit Index attached hereto and incorporated herein by reference.

                         INDEX TO FINANCIAL STATEMENTS

WORLDPAGES.COM, INC.
Independent Auditors' Report................................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Changes in Stockholders'
  Equity....................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

PACIFIC COAST PUBLISHING, INC.
Report of Independent Auditors..............................  F-21
Balance Sheets..............................................  F-22
Statements of Operations....................................  F-23
Statements of Stockholders' Equity..........................  F-24
Statements of Cash Flows....................................  F-25
Notes to Financial Statements...............................  F-26

YPtel CORPORATION
Report of Independent Auditors..............................  F-32
Consolidated Balance Sheet..................................  F-33
Consolidated Statement of Income............................  F-34
Consolidated Statement of Changes in Shareholders' Equity...  F-35
Consolidated Statement of Cash Flows........................  F-36
Notes to Consolidated Financial Statements..................  F-38

WEB YP, INC.
Independent Auditors' Report................................  F-48
Balance Sheets..............................................  F-49
Statements of Operations....................................  F-50
Statements of Stockholders' Deficit.........................  F-51
Statements of Cash Flows....................................  F-52
Notes to Financial Statements...............................  F-53

BIG STUFF, INC.
Unaudited Statements of Operations..........................  F-56
Unaudited Balance Sheets....................................  F-57
Unaudited Statements of Changes in Stockholders' Equity.....  F-58
Unaudited Statements of Cash Flows..........................  F-59
Notes to Unaudited Financial Statements.....................  F-60

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........  F-63
Unaudited Pro Forma Combined Statements of Operations.......  F-64
Unaudited Pro Forma Combined Balance Sheet..................  F-65
Notes to Unaudited Pro Forma Combined Balance Sheet.........  F-66

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WorldPages.com, Inc.:

    We have audited the accompanying consolidated balance sheets of WorldPages.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended
December 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of WorldPages.com, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WorldPages.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

St. Louis, Missouri
February 4, 2000

                        WORLDPAGES.COM AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                              1999         1998         1997
                                                           ----------   ----------   ----------
Revenues.................................................  $   49,987   $   38,090   $       --
Expenses:
  Printing, distribution and listings....................      13,440        8,670           --
  Sales and marketing....................................      11,464        8,976           --
  General and administrative.............................      20,529       16,689        2,071
  Depreciation and amortization..........................       4,695        4,190            3
  Stock-based compensation...............................          --        1,760          870
                                                           ----------   ----------   ----------
Income (loss) from operations............................        (141)      (2,195)      (2,944)
Other income (expense):
  Interest expense.......................................      (4,766)      (1,845)        (256)
  Other..................................................          75          177           --
                                                           ----------   ----------   ----------
Income (loss) from continuing operations before income
  taxes..................................................      (4,832)      (3,863)      (3,200)
Income tax expense (benefit).............................      (1,465)         (91)          --
                                                           ----------   ----------   ----------
Net income (loss) from continuing operations.............      (3,367)      (3,772)      (3,200)
Loss from discontinued operations, net of tax benefit of
  $4,007 and $6,368, respectively........................      (7,378)      (7,507)          --
Loss on sale of discontinued operations, net of tax
  benefit of $8,145......................................     (51,800)          --           --
                                                           ----------   ----------   ----------
Net loss.................................................  $  (62,545)  $  (11,279)  $   (3,200)
                                                           ==========   ==========   ==========

Basic and diluted income (loss) per share from:
  Continuing operations..................................  $     (.17)  $     (.20)  $     (.39)
  Discontinued operations................................        (.37)        (.41)          --
  Sale of discontinued operations........................       (2.60)          --           --
                                                           ----------   ----------   ----------
  Net income (loss) per share............................  $    (3.14)  $     (.61)  $     (.39)
                                                           ==========   ==========   ==========
Weighted average common shares outstanding...............  19,955,829   18,593,947    8,230,006
                                                           ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                        WORLDPAGES.COM AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,315   $ 13,734
  Accounts receivable (net of allowance of $4,246 in 1999
    and $4,014 in 1998).....................................    14,223     13,317
  Deferred costs............................................     4,482      3,888
  Prepaid expenses and other current assets.................       174         94
  Deferred taxes............................................        --      3,398
                                                              --------   --------
    Total current assets....................................    20,194     34,431
                                                              --------   --------
Property, plant and equipment, net..........................     1,377      1,134
Intangible assets from business acquisitions, net...........    75,413     81,255
Deferred taxes..............................................     6,504         --
Other assets, net...........................................     5,571      1,022
Net assets held for sale....................................        --     69,780
                                                              --------   --------
    Total other assets......................................    88,865    153,191
                                                              --------   --------
    Total assets............................................  $109,059   $187,622
                                                              ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  9,447   $  4,844
  Short-term debt and current maturities of long-term
    debt....................................................    24,000     17,117
  Other current liabilities.................................     3,940      3,017
                                                              --------   --------
    Total current liabilities...............................    37,387     24,978
Long-term obligations:
  Long-term debt............................................        --     17,233
  Deferred tax liabilities..................................        --     13,827
                                                              --------   --------
    Total liabilities.......................................    37,387     56,038
                                                              --------   --------
Commitments and contingencies...............................
Stockholders' equity (deficit):
  Preferred stock, Series A Redeemable Convertible $.0001
    par value: 20,000,000 shares authorized; 0 and 142,857
    shares issued and outstanding; $2,000 liquidation
    preference..............................................        --      1,122
  Common stock, $.0001 par value: 180,000,000 shares
    authorized; 20,426,753 and 19,859,262 shares issued and
    outstanding, respectively...............................         2          2
  Additional paid-in capital................................   149,438    146,611
  Treasury stock; 0 and 234,141 common shares,
    respectively............................................        --     (1,013)
  Retained earnings (accumulated deficit)...................   (77,768)   (15,138)
                                                              --------   --------
    Total stockholders' equity..............................    71,672    131,584
                                                              --------   --------
    Total liabilities and stockholders' equity..............  $109,059   $187,622
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                        WORLDPAGES.COM AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                          RETAINED
                           COMMON STOCK                                                   EARNINGS          TOTAL
                       ---------------------   PREFERRED     ADDITIONAL      TREASURY   (ACCUMULATED    STOCKHOLDERS'
                         SHARES      AMOUNT      STOCK     PAID-IN CAPITAL    STOCK       DEFICIT)     EQUITY (DEFICIT)
                       ----------   --------   ---------   ---------------   --------   ------------   ----------------
Balance,
  December 31,
  1996...............   8,227,736      $1       $   --        $     27       $    --      $   (659)       $    (631)
Issuance of stock
  options and
  warrants...........          --      --           --           1,237            --            --            1,237
Issuance of stock for
  services
  performed..........       4,540      --           --              50            --            --               50
Net loss.............          --      --           --              --            --        (3,200)          (3,200)
                       ----------      --       ------        --------       -------      --------        ---------
Balance, December 31,
  1997...............   8,232,276      $1       $   --        $  1,314       $    --      $ (3,859)       $  (2,544)
Issuance of stock
  options and
  warrants...........          --      --           --           5,862            --            --            5,862
Issuance of preferred
  stock..............          --      --        1,122              --            --            --            1,122
Initial public
  offering, net of
  offering costs.....   8,000,000       1           --          99,899            --            --           99,900
Issuance of stock for
  acquired
  companies..........   3,861,127      --           --          39,536            --            --           39,536
Acquisition of
  treasury stock.....    (234,141)     --           --              --        (1,013)           --           (1,013)
Net loss.............          --      --           --              --            --       (11,279)         (11,279)
                       ----------      --       ------        --------       -------      --------        ---------
Balance, December 31,
  1998...............  19,859,262      $2       $1,122        $146,611       $(1,013)     $(15,138)       $ 131,584
Stock option
  exercises..........     366,634      --           --           1,705           785           (85)           2,405
Issuance of
  restricted stock...      58,000      --           --              --           228            --              228
Conversion of
  preferred stock....     142,857      --       (1,122)          1,122            --            --               --
Net loss.............          --      --           --              --            --       (62,545)         (62,545)
                       ----------      --       ------        --------       -------      --------        ---------
Balance, December 31,
  1999...............  20,426,753      $2       $   --        $149,438       $    --      $(77,768)       $  71,672
                       ==========      ==       ======        ========       =======      ========        =========

          See accompanying notes to consolidated financial statements.

                        WORLDPAGES.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(62,545)  $(11,279)  $(3,200)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization...........................     4,695      4,190         3
    Stock-based compensation expense........................        --      1,760       870
    Loss from discontinued operations, net..................     7,378      7,507        --
    Loss on sale of discontinued operations.................    51,800         --        --
    Deferred tax provision..................................    (3,718)    (6,459)       --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net............................      (906)      (184)        1
        Deferred costs......................................      (594)       639        --
        Prepaid expenses and other current assets...........       (80)       581        --
        Other assets, net...................................    (3,161)     1,667        --
      Increase (decrease) in:
        Accounts payable and accrued liabilities............     4,603        836     1,950
        Other current liabilities...........................       923        706        --
                                                              --------   --------   -------
        Net cash used in continuing operating activities....    (1,605)       (36)     (376)
        Net cash used in discontinued operations............   (41,370)    (8,812)       --
                                                              --------   --------   -------
        Net cash used in operating activities...............   (42,975)    (8,848)     (376)
                                                              --------   --------   -------
Cash flows from investing activities:
  Cash paid for businesses acquired, net of cash acquired...        --    (83,256)       --
  Additions to property, plant and equipment, net...........    (3,906)   (16,738)       --
  Cash from sale of discontinued operations.................    43,127     10,000        --
                                                              --------   --------   -------
        Net cash provided by (used in) investing
          activities........................................    39,221    (89,994)       --
                                                              --------   --------   -------
Cash flows from financing activities:
  Borrowings of long-term debt..............................    52,883     17,000     2,566
  Repayment of long-term debt...............................   (62,338)    (2,979)       --
  Increase in deferred offering costs.......................      (780)    (1,218)   (2,223)
  Proceeds from stock option exercises......................     1,570         --        --
  Proceeds from common stock issuance, net of offering
    costs...................................................        --     99,900        --
  Acquisition of treasury stock.............................        --       (127)       --
                                                              --------   --------   -------
        Net cash provided by (used in) financing
          activities........................................    (8,665)   112,576       343
                                                              --------   --------   -------
        Net increase (decrease) in cash and cash
          equivalents.......................................   (12,419)    13,734       (33)
Cash and cash equivalents--beginning of year................    13,734         --        33
                                                              --------   --------   -------
Cash and cash equivalents--end of year......................  $  1,315   $ 13,734   $    --
                                                              ========   ========   =======
Supplemental cash flows information:
  Cash paid for interest....................................  $  3,038   $    739   $    --
                                                              ========   ========   =======
  Cash paid for income taxes................................  $     43   $     --   $    --
                                                              ========   ========   =======

          See accompanying notes to consolidated financial statements.

                        WORLDPAGES.COM AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.  BASIS OF PRESENTATION

    WorldPages.com, Inc. was originally founded and operated as Advanced Communications Group, Inc. In February 2000, the name of the company was changed to WorldPages.com, Inc. Accordingly, all disclosures and discussions within the financial statements have been changed to reflect the new name of the company.

    The consolidated financial statements include the accounts of WorldPages.com and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    WorldPages.com was founded to provide a portfolio of telecommunications services to business customers in service areas of Southwestern Bell and U S WEST and publishes yellow pages directories in selected markets. WorldPages.com completed its initial public offering (IPO) on February 18, 1998. In connection with the IPO, WorldPages.com simultaneously acquired one yellow pages publisher and eight telecommunications companies and a 49% interest in another company (collectively, the Acquired Companies or the Acquisitions). Prior to February 1998, WorldPages.com had not conducted any operations other than those relating to the IPO and the Acquisitions. Consequently, the financial statements included herein relate only to the parent Company prior to February 18, 1998, but include the results of Great Western, the yellow pages publisher, for the period February 18, 1998 to December 31, 1998 and for all later periods as continuing operations. The telecommunications companies and the 49% interest in another company are included in discontinued operations.

    Great Western Directories is WorldPages.com's only remaining operating subsidiary at December 31, 1999. In November 1999, all of WorldPages.com's telecommunications subsidiaries were sold and are therefore presented as discontinued operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--WorldPages.com considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of and are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using the straight-line method over the respective useful lives of the assets. The estimated useful lives of the assets are: buildings and improvements--40 years; equipment--5 to 10 years; furniture and office equipment--3 to 5 years; and leasehold improvements--shorter of life of lease or useful life of related asset.

    INTANGIBLE ASSETS FROM BUSINESS ACQUISITIONS--Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of customer lists and goodwill. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives of 10 years and 40 years, respectively. For the years ended December 31, 1999 and 1998,

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amortization expense relating to intangible assets was $4,532,000 and $4,402,000, respectively and accumulated amortization totaled $8,408,000 and $3,876,000 at December 31, 1999 and 1998, respectively.

    OTHER ASSETS, NET--Other assets consist of deferred debt issuance costs and deferred acquisition costs. The costs incurred in connection with obtaining debt facilities are deferred and amortized on a straight-line basis over the life of the related debt instrument. Deferred acquisition costs consists of legal, accounting and other costs related to acquisitions which are included in the purchase price and allocated to assets acquired.

    INCOME TAXES--Income taxes are recognized during the year based on all events that have been recognized in the consolidated financial statements, with deferred taxes being provided for differences between the book basis and tax basis of assets and liabilities as measured by the enacted tax laws.

    REVENUE RECOGNITION--Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region's telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a telephone directory, such as publishing and distribution expenses, commissions on sales, other selling expenses and estimated bad debt expense. General and administrative costs are charged to expense as incurred. Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, generally no advertising revenues are derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. WorldPages.com recognized net expense of approximately $3.1 million and $0.4 million in the years ended December 31, 1999 and 1998, respectively, relating to prototype directories.

    STOCK-BASED COMPENSATION--WorldPages.com has elected to follow the intrinsic value method and has included in these financial statements pro forma disclosures of net loss and net loss per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by WorldPages.com prior to January 1, 1997.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration. In calculating Diluted EPS for the year ended December 31, 1999, 1998, and 1997, options and warrants to purchase 3,806,523, 3,960,312, and 2,288,640, respectively, shares of common stock were outstanding during part of the year but were not included in the computation of Diluted EPS due to their anti-dilutive effect.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--WorldPages.com's only financial instruments are cash, short-term trade receivables and payables and notes payable. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable obligations approximate fair value.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--For the years ended December 31, 1999, 1998, and 1997, WorldPages.com did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

    RECLASSIFICATIONS--Certain amounts presented in the 1998 consolidated financials statements have been reclassified to conform with the 1999 presentation.

3.  DISCONTINUED OPERATIONS

    In April 1999, WorldPages.com announced that it intended to divest its telecommunications segment in connection with several strategic acquisitions. In July 1999, WorldPages.com and four of its wholly-owned subsidiaries, Feist Long Distance Services, Inc., FirsTel, Inc., Telecom Resources, Inc. and Valu-Line of Longview, Inc., entered into a stock purchase agreement with Ionex Telecommunications, Inc. under which WorldPages.com agreed to sell all of the capital stock of those wholly-owned subsidiaries to Ionex Telecommunications for $49.8 million, subject to a dollar-for-dollar reduction to the extent current assets are less than current liabilities at the time of closing and to the extent of any decrease in property, plant and equipment from May 1, 1999 to the closing date. The sale was completed on November 19, 1999 and WorldPages.com received $42.6 million, representing the purchase price less a preliminary working capital adjustment. The estimated remaining costs of the transaction are included in other liabilities in the financial statements.

    As a result of the divestiture, the results of all the telecommunications segment from the date of the announcement are classified as discontinued operations in the accompanying consolidated financial statements. Revenues from the discontinued telecommunications segment were $86.2 million and $59.6 million in 1999 and 1998, respectively. Net losses from the discontinued telecommunications operations were $7.4 million, net of an income tax benefit of $4.0 million in 1999, and $7.5 million, net of an income tax benefit of $6.4 million in 1998.

    WorldPages.com has recorded a loss on the sale of the discontinued telecommunications operations of $51.8 million. The loss on the sale of the discontinued operations includes operating losses incurred through the completion of the sale, transaction costs, exit costs of leased facilities,

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3.  DISCONTINUED OPERATIONS (CONTINUED)
employee severance and termination costs, and proceeds from the sale. The loss is recorded net of an income tax benefit of $8.1 million.

    In connection with the IPO, WorldPages.com purchased a 49% interest in KINNET, an owner and operator of a fiber optic network in Kansas, for $18.0 million. WorldPages.com accounted for its investment in KINNET using the equity method. In December 1998, WorldPages.com sold its entire interest in KINNET back to the original owner of KINNET for $10.0 million in cash, 225,000 shares of WorldPages.com's common stock, valued at $0.9 million, and the indefeasible right to use (IRU) certain network facilities of KINNET valued at $7.0 million. The sale of the KINNET stock resulted in a $2.4 million loss due to the tax effect associated with this transaction. The loss on the sale of KINNET is also included in the loss on the discontinued telecommunications operations. The net assets and liabilities of the discontinued telecommunications operations are classified on the accompanying consolidated balance sheet as net assets held for sale at December 31, 1998.

4.  ACQUISITIONS

    In April 1999, WorldPages.com's Board of Directors approved a letter of intent to acquire all the outstanding stock of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. for approximately 19.5 million newly issued shares of common stock. YPtel Corporation is the parent of Pacific Coast Publishing, Ltd. a leading yellow pages publisher located in Tacoma, Washington. Web YP maintains a website and operates an Internet yellow pages network that is integrated with Big Stuff's yellow pages services. In connection with the acquisitions, WorldPages.com's Chairman and CEO, Richard O'Neal and the other 5% Note holders have agreed to convert the $15.0 million 5% Notes and accrued interest owed by WorldPages.com into approximately 2,864,000 shares of common stock in support of WorldPages.com's strategy. See discussion of subsequent events in note 15 to the consolidated financial statements.

    In February 1998, WorldPages.com completed its IPO. Concurrent with and as a condition to the closing of the IPO, WorldPages.com acquired all of the outstanding capital stock of Great Western Directories, Inc., Valu-Line of Longview, Inc., Feist Long Distance Service, Inc., FirsTel, Inc. and Tele-Systems, Inc., substantially all of the assets of Long Distance Management
II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KINNET (collectively the Acquisitions or the Acquired Companies). The Acquisitions are accounted for using the purchase method of accounting.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

4.  ACQUISITIONS (CONTINUED)
    The following table sets forth for accounting purposes the fair value of consideration paid with respect to the acquisition of Great Western and the assets acquired:

(IN THOUSANDS)
--------------
Consideration Paid for Acquired Companies:
  Cash......................................................  $55,634
  Common stock..............................................    8,000
  Notes payable.............................................   15,000
  Options and warrants......................................    3,125
                                                              -------
    Total purchase price....................................  $81,759
                                                              =======
Assets Acquired:
  Net working capital.......................................  $ 6,160
  Property and equipment....................................    1,237
  Customer lists............................................   32,900
  Goodwill..................................................   50,921
  Net deferred tax liability................................   (9,459)
                                                              -------
    Total assets acquired...................................  $81,759
                                                              =======

    In addition to the acquisition of Great Western, WorldPages.com purchased the other acquired companies for $62.6 million in cash, stock options and notes payable. These acquisitions resulted in $47.0 million of goodwill, $14.9 million of customer lists and $.7 million of net other assets which have been classified as net assets held for sale at December 31, 1998.

    The following pro forma information presents results of operations as if the acquisition of Great Western had occurred at the beginning of the periods presented. This pro forma information is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of the combined companies.

PRO FORMA INFORMATION (UNAUDITED, IN THOUSANDS)                 1998       1997
-----------------------------------------------               --------   --------
Total revenues from continuing operations...................  $ 47,336   $ 43,247
Net loss from continuing operations.........................    (2,972)    (2,563)
Loss per share from continuing operations...................      (.15)      (.13)

    In November 1998, WorldPages.com acquired all of the outstanding stock of Telecom Resources, Inc. and affiliates (TRI) for 477,538 newly issued shares of common stock valued at $1.6 million. TRI, based in Dallas, Texas, offers its customers a web-based virtual office package that combines voice, fax and data into a single interface. This acquisition is accounted for under the purchase method of accounting. The excess of cost over the estimated fair value of assets acquired and liabilities assumed was allocated to goodwill. Approximately
$3.3 million was allocated to goodwill and will be amortized over 15 years. The results of operations and the pro forma results would not have been significantly different if TRI had been acquired at the beginning of 1998. As described in Note 3, TRI was sold with WorldPages.com's telecom subsidiaries in November 1999.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1999 and 1998:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Land and buildings..........................................  $    544   $    544
Leasehold improvements......................................       387        388
Furniture and office equipment..............................     1,883      1,443
                                                              --------   --------
                                                                 2,814      2,375
Less accumulated depreciation...............................    (1,437)    (1,241)
                                                              --------   --------
                                                              $  1,377   $  1,134
                                                              ========   ========

6.  LONG-TERM DEBT

    The carrying amount of long-term debt, which approximates fair value, consisted of the following at December 31, 1999 and 1998:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Borrowings under revolving line of credit, variable
  interest, 9.25% and 8.25% at December 31, 1999 and 1998,
  respectively..............................................  $  7,000   $ 17,000
5% Notes payable due February 18, 2000, interest due
  annually (related parties)................................    15,000     15,000
10% Convertible Notes due February 18, 2000, interest due
  annually (related parties)................................     2,000      2,000
7% Note due annually through February 18, 2001, interest due
  annually (related parties)................................        --        350
                                                              --------   --------
                                                                24,000     34,350
Less short-term borrowings and current maturities...........   (24,000)   (17,117)
                                                              --------   --------
                                                              $     --   $ 17,233
                                                              ========   ========

    The weighted average interest rates at December 31, 1999 and 1998 for short-term borrowings were 6.7% and 8.2%, respectively.

    On May 14, 1999, WorldPages.com, through its wholly-owned yellow pages publishing subsidiary, Great Western, entered into a $40.0 million revolving loan agreement with Bank of America National Trust and Savings Association. WorldPages.com used a portion of the credit facility to refinance an existing $25.0 million credit facility and to finance its discontinued telecommunications operations. In connection with the closing of the sale of the telecommunications operations, the revolving credit facility was amended to reduce the total available borrowings to $15.0 million. The balance of the new credit facility is, subject to various restrictions, for the general working capital needs and other corporate purposes of WorldPages.com and Great Western. Interest on the facility varies at LIBOR (adjusted by the Eurodollar reserve percentage) plus 2.75% or at the Bank of America's prime or base rate plus .75%. The facility requires a commitment fee of .5% on the unused balance and is subject to various restrictions and the maintenance of certain financial ratios. The facility expires on May 13, 2000

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6.  LONG-TERM DEBT (CONTINUED)
and WorldPages.com guaranteed the loan by pledging to Bank of America substantially all of its assets. See discussion of subsequent events in note 15 to the consolidated financial statements.

    In connection with the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., (Note 4), WorldPages.com intends to issue approximately 2,863,637 shares of WorldPages.com's common stock in redemption of the $15.0 million 5% Notes and accrued interest owed thereon. The 5% Notes are owed to the former stockholders of Great Western, including Mr. Richard O'Neal, WorldPages.com's Chairman of the Board and Chief Executive Officer and three other managers of Great Western. The indebtedness was originally incurred in connection with WorldPages.com's acquisition of Great Western in February 1998. See discussion of subsequent events in note 15 to the consolidated financial statements.

    The 5% Notes and 10% Convertible Notes may be prepaid at any time and are subordinated to WorldPages.com's senior debt as defined therein. The 10% Convertible Notes are convertible into shares of WorldPages.com's common stock at $14.00 per share.

    Until the IPO, WorldPages.com's activities had been financed through a Subordinated Promissory Note as amended (the Note), with Consolidated Partners Founding Fund (CPFF), a related party, in the principal amount of $3,230,000 and bearing an annual interest rate of 8%. The Note was due on the earlier of December 31, 1998, or the consummation of the IPO. In connection with the IPO in February 1998, the entire balance of the Note was repaid. During 1998 and 1997, WorldPages.com incurred interest expense of $149,000 and $256,000, respectively, related to the Note.

    Included in short-term and long-term debt at December 31, 1999 and 1998, respectively, are notes relating to the Acquisitions totaling $14,803,000 and $15,393,000, respectively, which are due to current directors and members of management. For the years ended December 31, 1999 and 1998, WorldPages.com recognized interest expense of $768,000 and $709,000, respectively, relating to these notes.

7.  INCOME TAXES

    The provision for income tax expense (benefit) related to continuing operations consisted of the following:

                                                                1999       1998
                                                              --------   --------
(IN THOUSANDS)
Current:....................................................  $    --    $    --
  Federal...................................................       --         --
                                                              -------    -------
  State.....................................................       --         --
                                                              -------    -------
Deferred:
  Federal...................................................   (1,230)    (5,945)
  State.....................................................     (235)      (514)
                                                              -------    -------
                                                               (1,465)    (6,459)
                                                              =======    =======
Income tax expense (benefit)................................  $(1,465)   $(6,459)
                                                              =======    =======

                        WORLDPAGES.COM AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

7.  INCOME TAXES (CONTINUED)

Significant components of deferred tax assets and liabilities at December 31, 1999 and 1998 were:

                                                                1999       1998
                                                              --------   --------
(IN THOUSANDS)
Deferred tax assets:
  Property and equipment depreciation.......................  $    108   $     --
  Reserves and accruals.....................................       172      1,273
  Net operating loss carryforwards..........................    16,555      1,222
                                                              --------   --------
                                                                16,835      2,495
                                                              --------   --------

Deferred tax liabilities:
  Intangible assets.........................................   (10,158)   (16,144)
  Deferred costs............................................    (1,701)        --
  Property and equipment depreciation.......................        --       (319)
                                                              --------   --------
                                                               (11,859)   (16,463)
                                                              --------   --------

  Total net deferred tax asset (liability)..................     4,976    (13,968)
  Net deferred tax liabilities included in net assets held
    for sale................................................        --      3,490
                                                              --------   --------
  Net deferred tax asset (liability)........................  $  4,976   $(10,478)
                                                              ========   ========

    The benefit for income taxes reconciles to the amount computed by applying the statutory federal tax rate of 34% as follows:

                                                                1999       1998
                                                              --------   --------
(IN THOUSANDS)
Computed expected tax benefit...............................  $(1,643)   $(6,031)
Non-deductible goodwill and intangibles.....................      317        332
State income tax benefit....................................     (155)      (339)
Loss on sale of KINNET......................................       --        816
Other.......................................................       16        (44)
Change in valuation allowance...............................       --     (1,193)
                                                              -------    -------
                                                              $(1,465)   $(6,459)
                                                              =======    =======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Net operating loss carryforwards of $3,139,000, $518,000 and $39,909,000 expire in 2012, 2018, and
2019, respectively. Management believes that WorldPages.com will generate sufficient taxable income to absorb all net operating loss carryforwards and deductible temporary differences prior to their expiration.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

8.  STOCK OPTIONS AND WARRANTS

    In connection with the Acquisitions and IPO, WorldPages.com issued various common stock warrants that allow the holder to purchase shares of common stock at defined exercise prices. As of December 31, 1999 and 1998, 1,674,427 and 1,584,427 of such warrants were issued and outstanding, respectively.

    WorldPages.com has an employee incentive stock option plan which allows WorldPages.com to grant key employees incentive and non-qualified stock options to purchase up to 3,500,000 shares of WorldPages.com's common stock at not less than the market price on the date of the grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period but not later than ten years from the date of the grant.

    WorldPages.com also has a Non-Employee Director stock option plan, approved by the stockholders, under which WorldPages.com grants an option to purchase 15,000 shares of common stock to each director who is neither an officer of WorldPages.com nor compensated under any employment or consulting arrangements (Non-Employee Director) upon their initial appointment as director and an additional option to purchase 5,000 shares upon each subsequent re-election to director. Under the plan, the option exercise price is the fair market value of WorldPages.com's common stock on the date of the grant, and the options are exercisable, on a cumulative basis, at 33 1/3% per year commencing on the first anniversary date of the grant.

    A summary of the stock option and warrant transactions under the plans for the years ended December 31, 1999 and 1998, is as follows:

                                              1999                   1998                    1997
                                      --------------------   ---------------------   --------------------
                                      AVERAGE    NUMBER OF   AVERAGE    NUMBER OF    AVERAGE    NUMBER OF
                                       PRICE      SHARES      PRICE       SHARES      PRICE      SHARES
                                      --------   ---------   --------   ----------   --------   ---------
Options and warrants outstanding at
  beginning of year.................   $6.96     3,960,312    $ 8.76     2,288,640    $  --             0
Options and warrants granted........   $7.50       393,961    $ 9.89     4,116,172    $7.59     2,813,640
Options and warrants exercised......   $4.28      (366,634)   $   --            --    $2.50       525,000
Options and warrants canceled.......   $5.56      (181,116)   $13.57    (2,444,500)   $  --             0
                                                 ---------              ----------              ---------
Options and warrants outstanding at
  end of year.......................   $7.34     3,806,523    $ 6.96     3,960,312    $8.76     2,288,640
                                                 =========              ==========              =========

Exercisable at end of year..........             3,110,826               1,580,377                107,561
                                                 =========              ==========              =========

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    Other information regarding stock options and warrants outstanding as of December 31, 1999, is as follows:

                                                                                       OPTIONS AND
                                    OPTIONS AND WARRANTS OUTSTANDING               WARRANTS EXERCISABLE
                             -----------------------------------------------   ----------------------------
                                            REMAINING
     RANGE OF EXERCISE       NUMBER OF   CONTRACTUAL LIFE   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
           PRICE              OPTIONS        (YEARS)         EXERCISE PRICE     OPTIONS     EXERCISE PRICE
---------------------------  ---------   ----------------   ----------------   ---------   ----------------
$2.50-$4.19................    630,593          7.6              $ 2.54          537,260        $ 2.52
$4.50-$4.50................  1,037,000          1.9              $ 4.50          932,793        $ 4.50
$4.67-$6.61................    879,714          6.8              $ 6.46          601,933        $ 6.40
$6.96-$10.50...............    279,461          6.6              $ 8.32          189,667        $ 7.86
$14.00-$14.00..............    979,755          5.2              $14.00          849,173        $14.00
                             ---------          ---              ------        ---------        ------
$2.50-$14.00...............  3,806,523          5.2              $ 7.34        3,110,826        $ 7.32
                             =========          ===              ======        =========        ======

    WorldPages.com accounts for the option plans using the intrinsic value method. Under such method, no compensation expense has been recognized relating to the stock options. Pro forma net earnings and net earnings per common share in the following table were prepared as if WorldPages.com had accounted for its stock options and warrants under the fair market value method.

                                                                1999       1998       1997
                                                              --------   --------   --------
Net loss--pro forma (in thousands)..........................   $9,024     $6,059     $5,972
Net loss per share--pro forma...............................      .45        .33        .73

    For the pro forma disclosures, the fair value of each option and warrant grant is estimated at the date of the grant using an option pricing model with the following assumptions: no expected dividends, risk-free interest rates of 6.0%, price volatility of 50% and expected lives of four years.

    On December 13, 1998, WorldPages.com's Board of Directors approved the re-pricing of approximately 2,125,000 options granted to key employees with a weighted-average exercise price of $13.53. Under the terms of the re-pricing, holders of the affected options received one new option for each two existing options. The new options have an exercise price of $4.50 per share, which represents the fair market value of WorldPages.com's stock on December 14, 1998.

    In connection with the Acquisitions, WorldPages.com issued warrants to purchase 756,078 shares of common stock at $6.61 per share and options to purchase 598,500 shares of common stock at $14.00 per share (the IPO price). The fair value of these options and warrants was determined to be $4,101,000 on the date of grant, and was recorded as a component of the purchase price of the Acquisitions.

    During December 1997, WorldPages.com awarded two of its officers ten-year options to purchase 300,000 shares of common stock at an exercise price of $2.50 per share which vested in full at the end of three months. Additionally, in May 1997, WorldPages.com granted to one of its consultants a warrant for the purchase of 7,561 shares of common stock at an exercise price of $2.65 per share.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
During the year ended December 31, 1998 and 1997, WorldPages.com recognized $1,760,000 and $870,000, respectively, of compensation expense related to these options and warrants.

9.  BENEFIT PLANS

    WorldPages.com has a stock purchase plan whereby eligible employees may elect to invest up to 10% of their salary and WorldPages.com contributes an amount equal to 15% of each participant's contribution. WorldPages.com also has a 401(k) plan whereby eligible employees may elect to contribute a portion of their salary and WorldPages.com contributes an amount equal to 50% of employee contributions up to 6% of the employee's base salary. WorldPages.com recognized expense of $482,000 in 1999; $281,000 in 1998; and no expense in 1997 relating to these plans.

10.  LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2003. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1999, 1998, and 1997 was $2,153,000, $1,370,000 and
$48,000, respectively. At December 31, 1999, WorldPages.com's future minimum rental payments due under noncancelable operating leases were as follows:
$473,000 in 2000; $359,000 in 2001; $206,000 in 2002; $88,000 in 2003; $25,000
in 2004; and $0 thereafter.

11.  PREFERRED STOCK

    In connection with a strategic alliance with a utility company, which was consummated with the IPO, WorldPages.com issued 142,857 shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) with an aggregate liquidation preference of $2.0 million. The Preferred Stock was convertible into a like number of shares of common stock eighteen months after the consummation of the IPO. In August 1999, the preferred stock was converted by the holder into 142,857 shares of WorldPages.com's common stock. The Preferred Stock did not pay dividends and its holders were not entitled to vote in the election of directors.

12.  COMMITMENTS AND CONTINGENCIES

    In August 1996, one of WorldPages.com's subsidiaries, Valu-Line of
Longview, Inc., entered into a written agreement with MCI Communications Corporation under which, for a fee, MCI would provide access to Valu-Line so that Valu-Line could provide services as a long distance carrier. After execution of the written agreement, service failures by MCI occurred. To address the service failures and MCI relocation of circuits serving Valu-Line, representatives of Valu-Line and MCI agreed upon a reduced fee structure and revised network architecture in order to provide restitution to Valu-Line and to address the service quality issues. The resulting agreement reflecting the reduced fee structure was never set forth in writing. Both before and after WorldPages.com acquired Valu-Line, the payments made under the Valu-Line contract with MCI were in accordance with the modified agreement. In
April-May 1999, after the acquisition of MCI by WorldCom, Inc., MCI
WorldCom, Inc., as the owner of the successor-in-interest to MCI, took the position that ACG owed $2.9 million in delinquent amounts under the original written contract, ignoring the modification to the contract between the parties. MCI WorldCom and WorldPages.com have agreed to settle this matter in arbitration.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
Management intends to actively pursue WorldPages.com's rights and defenses in arbitration. See discussion of subsequent event in Note 15 to the consolidated financial statements.

    In July 1999, Loretta R. Cross, Chapter 7 Trustee for Total National Telecommunications, Inc., filed an Adversary Proceeding against Lou Zant and TRI, in the United States Bankruptcy Court for the Southern District of Texas. The trustee's complaint seeks recovery of $2.6 million from TRI as a fraudulent conveyance under the Bankruptcy Code. The complaint is based on an October 1, 1996 stock purchase agreement in which Total World Telecommunications, Inc., the parent of Total National Telecommunications, agreed to purchase all the stock of NETTouch Communications, Inc., from TRI and Mr. Zant. The trustee's complaint alleges that Total National Telecommunications provided the funds to Total World Telecommunications to complete and close the stock purchase and that Total National Communications never received any consideration for its funds. TRI intends to vigorously defend the action.

    WorldPages.com is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against WorldPages.com. WorldPages.com's management believes that any resulting liability will not materially affect WorldPages.com's financial position, liquidity or results of operations

13.  REPORTABLE SEGMENTS

    WorldPages.com considers its directory operations as its only reportable segment. The directory operations publish and distribute yellow pages directories in various markets in Oklahoma, Texas and California. Prior to November 1999, WorldPages.com had reported its telecommunications operations as another segment. The telecommunications operations provided local, long distance and other telecommunications services to customers in service areas of Southwestern Bell and U S West. The different telecommunications services were aggregated and classified as one reportable segment because they were considered one segment in assessing performance and allocation of resources. The telecommunications segment was sold in November 1999 and has been presented as discontinued operations in the accompanying consolidated financial statements.

    The costs associated with WorldPages.com's corporate overhead including, but not limited to, executive salaries, salaries of shared administrative personnel and the direct costs of company-wide programs, have been allocated to the directory operations segment based on management's estimate of those costs expected to be continuing after the sale of the telecommunications operations. The administrative costs that will not continue after the sale of the telecommunications segment have been allocated to the discontinued telecommunications operations.

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

14.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                         1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER    TOTAL
                                         -----------   -----------   -----------   -----------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
1999
---------------------------------------
Revenues...............................    $ 18,743      $ 14,481      $  9,113      $  7,650    $ 49,987
Operating income (loss)................       3,391        (1,126)         (537)       (1,869)       (141)
Net income (loss) from continuing
  operations...........................       1,031        (1,250)       (2,181)         (967)     (3,367)
Net loss from discontinued
  operations...........................      (7,378)           --            --            --      (7,378)
Net loss on sale of discontinued
  operations...........................     (51,800)           --            --            --     (51,800)
Total net loss.........................     (58,147)       (1,250)       (2,181)         (967)    (62,545)
Net income (loss) per common share from
  continuing operations................        0.05         (0.06)        (0.11)        (0.05)      (0.17)
Net loss per common share from
  discontinued operations..............       (0.37)           --            --            --       (0.37)
Net loss per common share from sale of
  discontinued operations..............       (2.60)           --            --            --       (2.60)
Total net loss per share...............       (2.93)        (0.06)        (0.11)        (0.05)      (3.14)
Common shares used in per share
  calculation..........................      19,859        19,859        19,968        20,134      19,956

                                         1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER    TOTAL
                                         -----------   -----------   -----------   -----------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
1998
---------------------------------------
Revenues...............................    $  9,183      $ 12,809     $   8,255      $  7,843    $ 38,090
Operating income (loss)................        (761)        1,596          (891)       (2,139)     (2,195)
Net income (loss)......................        (816)          501        (1,295)       (2,162)     (3,772)
Net loss from discontinued
  operations...........................        (308)       (1,532)       (2,396)       (3,271)     (7,507)
Total net loss.........................      (1,124)       (1,031)       (3,691)       (5,433)    (11,279)
Net income (loss) per common share from
  continuing operations................       (0.05)         0.03         (0.07)        (0.11)      (0.20)
Net loss per common share from
  discontinued operations..............       (0.03)        (0.09)        (0.12)        (0.17)      (0.41)
Total net loss per share...............       (0.08)        (0.06)        (0.19)        (0.28)      (0.61)
Common shares used in per share
  calculation..........................      15,269        19,616        19,616        19,822      18,594

                        WORLDPAGES.COM AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

15.  SUBSEQUENT EVENTS (UNAUDITED)

    On February 23, 2000, WorldPages.com completed the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. by issuing 19,500,000 shares of common stock. Also in connection with the transactions, WorldPages.com redeemed its $15.0 million 5% notes in exchange for 2,864,000 shares of common stock and refinanced its indebtedness. The new financing consists of $60 million of senior revolving loan with Bank of America, N.A. and $20 million of 5% convertible debentures issued to institutional investors led by funds managed by Palladin Group, L.P. Approximately $53 million of the financing package has been used to refinance existing indebtedness. The additional $27 million will be used for working capital needs and other general corporate purposes. The senior revolving credit facility bears interest at LIBOR plus a spread of 1.5% to 3.5% or the prime rate plus a spread of up to 1.25% and expires in February 2005. The convertible debentures, which are due in February 2006, are convertible into shares of WorldPages.com's common stock at a conversion price of $15.63 per share, subject to adjustment at the end of every six-month period during the first two years of the term of the convertible debentures. The holders of the convertible debentures also received warrants to purchase 572,350 shares of WorldPages.com's common stock at an exercise price of $18.47 per share. The convertible debentures also provide for options to issue up to an additional
$10 million of convertible debentures under similar terms and conditions.

    Additionally in March 2000, WorldPages.com settled its dispute with MCI WorldCom, Inc. The settlement did not have a material impact on WorldPages.com's results of operations or its financial condition.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Pacific Coast Publishing, Inc.

    We have audited the accompanying balance sheets of Pacific Coast Publishing, Inc. (Pacific Coast) as of October 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of Pacific Coast's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Coast as of October 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Seattle, Washington
December 22, 1998

                         PACIFIC COAST PUBLISHING, INC.

                                 BALANCE SHEETS

                                                                     OCTOBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
CURRENT ASSETS
Cash and cash equivalents...................................  $   334,426   $    17,922
Trade accounts receivable, net..............................    6,275,722     4,999,533
Deferred costs..............................................    7,271,961     6,892,487
Advances to employees.......................................      105,769        50,770
Prepaid expenses and other..................................      723,851       382,685
                                                              -----------   -----------
Total current assets........................................   14,711,729    12,343,397

Property, plant and equipment, net..........................      508,463       505,579
Other assets................................................      313,950       132,381
                                                              -----------   -----------
Total assets................................................  $15,534,142   $12,981,357
                                                              ===========   ===========
CURRENT LIABILITIES
Current portion of debt.....................................  $    95,382   $   585,828
Accounts payable and accrued expenses.......................    1,574,604     1,362,253
Deferred revenue............................................    2,683,854     2,913,231
Commissions payable.........................................    1,169,261     1,019,448
                                                              -----------   -----------
Total current liabilities...................................    5,523,101     5,880,760
                                                              -----------   -----------
Debt, less current portion..................................      276,224       260,600
                                                              -----------   -----------
Commitments and contingencies (NOTE 5)
                                                              -----------   -----------
Total liabilities...........................................    5,799,325     6,141,360
                                                              -----------   -----------

STOCKHOLDERS' EQUITY
Common stock, $1 par value:
  Authorized shares--50,000
  Issued and outstanding shares--20,000.....................       20,000        20,000
Additional paid-in capital..................................      119,269       119,269
Retained earnings...........................................    9,595,548     6,700,728
                                                              -----------   -----------
Total stockholders' equity..................................    9,734,817     6,839,997
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $15,534,142   $12,981,357
                                                              ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED OCTOBER 31,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenue...............................................  $33,165,398   $28,203,972   $24,550,563

Expenses:
  Printing, distribution, and listings................    8,001,467     6,644,443     6,985,299
  Sales and marketing.................................    7,301,381     5,700,232     5,612,647
  General and administrative..........................    8,453,878     7,584,901     6,051,042
  Provision for bad debts.............................    2,067,085     1,727,532     1,836,185
  Depreciation and amortization.......................      170,124       249,245       334,918
  Stockholder remuneration............................    1,646,092     1,717,614     1,834,726
                                                        -----------   -----------   -----------
Income from operations................................    5,525,371     4,580,005     1,895,746

Interest (income) expense, net........................     (141,828)       94,625       247,211
Other (income) expense................................      (98,100)       26,113       (63,321)
                                                        -----------   -----------   -----------
Earnings before income taxes..........................    5,765,299     4,459,267     1,711,856
Provision for income taxes............................       86,479        53,988       265,957
                                                        -----------   -----------   -----------
Net income............................................  $ 5,678,820   $ 4,405,279   $ 1,445,899
                                                        ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED OCTOBER 31, 1998

                                    COMMON STOCK       ADDITIONAL   UNREALIZED
                                 -------------------    PAID-IN       LOSS ON      RETAINED
                                  SHARES     AMOUNT     CAPITAL     INVESTMENTS    EARNINGS        TOTAL
                                 --------   --------   ----------   -----------   -----------   -----------
Balances at October 31, 1995...   20,000    $20,000     $119,269     $(20,400)    $ 2,181,550   $ 2,300,419
  Net income...................       --         --           --           --       1,445,899     1,445,899
  Change in unrealized loss on
    investments................       --         --           --       (9,120)             --        (9,120)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1996...   20,000     20,000      119,269      (29,520)      3,627,449     3,737,198
  Net income...................       --         --           --           --       4,405,279     4,405,279
  Cash dividends paid..........       --         --           --           --      (1,332,000)   (1,332,000)
  Change in unrealized loss on
    investments................       --         --           --       29,520              --        29,520
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1997...   20,000     20,000      119,269            0       6,700,728     6,839,997
  Net income...................       --         --           --           --       5,678,820     5,678,820
  Cash dividends paid..........       --         --           --           --      (2,784,000)   (2,784,000)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1998...   20,000    $20,000     $119,269     $      0     $ 9,595,548   $ 9,734,817
                                  ======    =======     ========     ========     ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED OCTOBER 31,
                                                      ------------------------------------------
                                                          1998           1997           1996
                                                      ------------   ------------   ------------
OPERATING ACTIVITIES
Cash received from customers........................  $ 32,154,531   $ 28,268,125   $ 23,373,735
Cash paid to suppliers and employees................   (28,307,682)   (24,467,625)   (22,820,826)
Investment income received..........................       241,791        213,119        128,076
Interest paid.......................................      (105,449)      (333,989)      (357,095)
Income taxes paid...................................       (53,988)      (176,756)       (46,797)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........     3,929,203      3,502,874        277,093
                                                      ------------   ------------   ------------

INVESTING ACTIVITIES
Purchases of property, plant and equipment..........      (172,308)      (100,876)      (177,223)
Cash received on sale of property, plant and
  equipment.........................................            --             --            500
Other activities....................................      (181,569)       (21,728)       (89,151)
                                                      ------------   ------------   ------------
Net cash used in investing activities...............      (353,877)      (122,604)      (265,874)
                                                      ------------   ------------   ------------

FINANCING ACTIVITIES
Dividends to stockholders...........................    (2,784,000)    (1,332,000)            --
Proceeds of debt borrowings.........................       125,134        240,736        197,536
Principal payments on debt..........................      (599,956)    (2,271,084)      (208,755)
                                                      ------------   ------------   ------------
Net cash used in financing activities...............    (3,258,822)    (3,362,348)       (11,219)
                                                      ------------   ------------   ------------
Net increase in cash................................       316,504         17,922             --

Cash at beginning of year...........................        17,922             --             --
                                                      ------------   ------------   ------------
Cash at end of year.................................  $    334,426   $     17,922   $         --
                                                      ============   ============   ============
Reconciliations of net income to net cash provided
  by operating activities:
  Net income........................................  $  5,678,820   $  4,405,279   $  1,445,899
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for doubtful accounts.................     2,067,085      1,727,532      1,836,185
    (Gain) loss on disposal of property, plant and
      equipment.....................................          (699)       136,830          3,854
    Depreciation and amortization...................       170,123        249,245        334,918
    Increase in trade accounts receivable...........    (3,343,274)    (2,492,926)    (3,212,581)
    Increase in prepaid and deferred costs, and
      other assets..................................      (775,639)    (1,126,807)        (6,416)
    Increase in accounts and commissions payable and
      accrued expenses..............................       362,164        225,813        171,409
    Increase (decrease) in deferred revenue.........      (229,377)       377,908       (296,175)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........  $  3,929,203   $  3,502,874   $    277,093
                                                      ============   ============   ============

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                OCTOBER 31, 1998

1. NATURE OF BUSINESS

    Pacific Coast Publishing, Inc. (Pacific Coast) is in the business of selling yellow pages advertising and publishing and distributing telephone directories in selected Arizona, Oregon, Utah, and Washington cities.

    During 1998, Pacific Coast's stockholders entered into an agreement to sell substantially all of the operating assets of Pacific Coast effective
November 1, 1998.

2. SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts as of October 31, 1998 and 1997 of $738,230 and $578,030, respectively.

    Advertising revenue is recognized when directories containing the customers advertising are distributed. Advertising revenue billed on directories that have not been distributed is reported as deferred revenue.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

DEFERRED COSTS

    Costs to produce, distribute, and market the directories are initially capitalized and are expensed only when the directories are distributed in order to match related expenses with advertising revenue. Costs include all direct material and commission costs and indirect costs related to production, such as indirect labor, depreciation, rent, utilities, office expenses and business taxes, and the portion of the bad debt expense allocated to undistributed directories. Capitalized production, distribution, and marketing costs of directories not yet distributed are reported as deferred costs. Deferred costs consist of the following:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Sales commissions....................................  $4,056,348   $3,798,699
Direct production costs..............................     330,414      338,055
Indirect production costs............................   2,885,199    2,755,733
                                                       ----------   ----------
                                                       $7,271,961   $6,892,487
                                                       ==========   ==========

ADVERTISING COSTS

    Pacific Coast expenses advertising when the costs are incurred. Advertising costs totaled $621,613 in 1998, $520,065 in 1997, and $244,740 in 1996.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BARTER TRANSACTIONS

    Pacific Coast barters yellow pages advertising in exchange for goods and services. Sales are recognized at the fair market value of the advertising sold. Services received are recorded at the same value as the sale. There is no gain or loss recognized on these trades. Recognition of the revenues and expenses from trades is the same as for monetary revenues and expenses. Barter transactions represented 3.4%, 2.9%, and 2.6%, of advertising fees in 1998, 1997, and 1996, respectively.

CONCENTRATION OF CREDIT RISK

    Approximately 50% of Pacific Coast's business relates to sales in the state of Washington. Pacific Coast performs periodic credit evaluations of its potential customers prior to acceptance and publication and requires deposits by customers. Pacific Coast provides an allowance for doubtful accounts sufficient to cover estimated credit losses. Credit losses have consistently been within management's expectation.

    Under a long-term contract that expires in February 2001, Pacific Coast utilizes one outside vendor to print its yellow pages publications. As security for payment of production amounts owed under the contract, the vendor has a lien on all property owned by the vendor in Pacific Coast's possession, including work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact Pacific Coast's operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year balance sheet amounts and statement of operations amounts have been reclassified to conform to the October 31, 1998 presentation.

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Equipment............................................  $1,848,980   $1,724,150
Furniture and fixtures...............................      89,447       82,919
Vehicles.............................................     107,260      107,260
Leasehold improvements...............................     109,925      109,925
                                                       ----------   ----------
                                                        2,155,612    2,024,254
Less amortization and accumulated depreciation.......   1,647,149    1,518,675
                                                       ----------   ----------
                                                       $  508,463   $  505,579
                                                       ==========   ==========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    Included in equipment are assets held under capital leases as of October 31, 1998 and 1997 with a gross amount of $871,139 and $795,602, respectively. Accumulated amortization as of October 31, 1998 and 1997 on the capital lease assets totaled $715,247 and $683,286, respectively.

4. DEBT

    Debt consists of the following:

                                                                  OCTOBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Line of credit..............................................  $     --   $460,546
Note payable to bank in monthly installments of $1,076,
  including interest at 9.25% at October 31, 1998. The note
  matures in August 2000 and is collateralized by a
  vehicle...................................................    21,688     32,059
Notes payable to equipment vendors in aggregate monthly
  installments from $1,655 to $4,698, including interest at
  9.00% at October 31, 1998. There is one note outstanding
  at October 31, 1998, which matures August 2002............   182,208    230,744
Capital lease obligations...................................   167,710    123,079
                                                              --------   --------
                                                               371,606    846,428
Less current portion........................................    95,382    585,828
                                                              --------   --------
                                                              $276,224   $260,600
                                                              ========   ========

    Pacific Coast's line of credit agreement with a bank was renewed during 1998 for a two-year period. Pacific Coast is permitted to borrow up to $7,000,000 under the line. Borrowings on the line bear interest at 8.375% as of October 31, 1998, which is payable monthly. All outstanding principal and unpaid interest is due at the line's maturity in April 2000, unless the line is extended.

    Borrowings on the line are collateralized by all accounts receivable of Pacific Coast. In addition, Pacific Coast's stockholders have personally guaranteed the repayment of the line. The line requires Pacific Coast to meet certain restrictive covenants, including minimum cash flow coverage and debt to net worth ratio requirements. As of October 31, 1998, Pacific Coast had satisfied the covenant requirements.

    Future maturities of debt as of October 31, 1998, including capital lease obligations (see Note 5), are as follows:

YEARS ENDING OCTOBER 31
-----------------------
1999........................................................  $ 95,382
2000........................................................   117,964
2001........................................................    71,339
2002........................................................    60,718
2003........................................................    26,203
                                                              --------
                                                              $371,606
                                                              ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

4. DEBT (CONTINUED)
    Interest (income) expense, net, consists of the following:

                                                   YEARS ENDED OCTOBER 31,
                                              ---------------------------------
                                                1998        1997        1996
                                              ---------   ---------   ---------
Interest and other investment income........  $(241,791)  $(213,119)  $(128,076)
Interest expense............................     99,963     307,744     375,287
                                              ---------   ---------   ---------
                                              $(141,828)  $  94,625   $ 247,211
                                              =========   =========   =========

5. COMMITMENTS AND CONTINGENCIES

    Pacific Coast leases equipment and office space, including its corporate office space, from a related party (see Note 7). Certain of the leases require Pacific Coast to pay a portion of the operating costs associated with the leased property. Future minimum lease payments under capital and operating leases as of October 31, 1998 are as follows:

                                                        CAPITAL    OPERATING
YEARS ENDING OCTOBER 31,                                 LEASES      LEASES
------------------------                                --------   ----------
1999..................................................  $ 62,996   $  838,692
2000..................................................    74,144      543,255
2001..................................................    28,107      303,887
2002..................................................    20,199      211,943
2003..................................................    27,427      120,000
Thereafter............................................        --       50,000
                                                        --------   ----------
                                                         212,873   $2,067,777
                                                                   ==========
Less amount representing interest payments............    45,163
                                                        --------
                                                         167,710
Less current portion..................................    42,336
                                                        --------
                                                        $125,374
                                                        ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future lease payments for operating leases include maintenance contract payments. Rent expense, exclusive of maintenance agreement payments, was $820,531 in 1998, $746,445 in 1997, and $601,334 in 1996.

    As of October 31, 1998, certain asserted legal actions are outstanding against Pacific Coast, which have arisen in the normal course of business. While no estimate of loss, if any, which may occur from the settlement of these actions can be made, it is the opinion of management that the settlement of the asserted actions will not have a material adverse impact on Pacific Coast's financial position, operations, or cash flows.

6. INCOME TAXES

    Beginning with the year ended October 31, 1996, Pacific Coast elected S corporation status for federal income tax reporting purposes. As a result, Pacific Coast is generally not subject to federal income tax, and the stockholders separately report their respective pro rata shares of Pacific Coast's income, deductions, and losses on their personal income tax returns. Pacific Coast remains subject to various state income taxes.

    The provision for income taxes consists of:

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                  1998        1997       1996
                                                 -------    --------   --------
Federal income taxes at statutory rates........  $    --    $     --   $     --
Internal Revenue Service audit assessment for
  prior years..................................       --          --    154,702
Various state income taxes payable.............   86,479      53,988     18,213
                                                 -------    --------   --------
Current portion................................   86,479      53,988    172,915
Deferred taxes.................................       --          --     93,042
                                                 -------    --------   --------
                                                 $86,479    $ 53,988   $265,957
                                                 =======    ========   ========

    Deferred taxes arose principally due to current temporary timing differences related to the allowance for doubtful accounts and vacation accruals.

7. RELATED-PARTY TRANSACTIONS

    Pacific Coast leases corporate office space in a building that is owned by a corporation whose sole stockholders are Pacific Coast's two stockholders. Rents paid to the related corporation were $412,688 in 1998, $402,144 in 1997, and $382,289 in 1996. Pacific Coast, as well as the stockholders, is a guarantor for a bank loan to the related corporation. As of October 31, 1998, the outstanding balance on the guaranteed bank loan was $118,236.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

7. RELATED-PARTY TRANSACTIONS (CONTINUED)
    Total stockholder remuneration was as follows:

                                                 YEARS ENDED OCTOBER 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
Salaries.................................  $1,560,000   $1,600,000   $1,800,000
Bonuses..................................      86,092      117,614       34,726
                                           ----------   ----------   ----------
                                           $1,646,092   $1,717,614   $1,834,726
                                           ==========   ==========   ==========

8. 401(k) PLAN

    Pacific Coast has a 401(k) plan that covers substantially all employees meeting certain requirements. Company contributions to the Plan are discretionary and are determined by the Board of Directors. Contributions totaled $134,000 in 1998, $112,000 in 1997, and $88,100 in 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
YPtel Corporation

    We have audited the accompanying consolidated balance sheet of YPtel Corporation ("YPtel") as at October 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of YPtel's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YPtel as at October 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                      Ernst & Young LLP

Toronto, Canada,
January 31, 2000.

                               YPTEL CORPORATION

                           CONSOLIDATED BALANCE SHEET

               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                                OCTOBER 31, 1999

ASSETS
Current assets:
  Cash......................................................  $    81
  Trade accounts receivable, net............................   11,736
  Recoverable income taxes..................................      547
  Deferred production expenses..............................    7,585
  Reimbursable merger costs.................................      641
  Advances to employees.....................................       83
  Prepaid expenses and other................................    1,409
                                                              -------
Total current assets........................................   22,082

Property and equipment, net.................................      658
Intangible assets, net......................................   38,492
Deferred financing costs, net...............................    1,668
                                                              -------
Total assets................................................  $62,900
                                                              =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings on revolving credit facility...................  $ 2,983
  Current portion of long-term debt.........................    2,341
  Accounts payable and accrued expenses.....................    2,906
  Interest payable..........................................      836
  Deferred revenue..........................................    1,333
  Commissions payable.......................................    1,273
                                                              -------
Total current liabilities...................................   11,672

Long-term debt, less current portion........................   35,283

Long-term interest payable..................................      140

Deferred income taxes.......................................      816
                                                              -------
                                                               47,911
                                                              -------
Commitments and contingencies (NOTES 6, 7, AND 8)
Shareholder's equity:
  Authorized:
    Unlimited common shares
  Issued:
    13,549,300 common shares................................   13,280
    Warrants................................................      500
  Retained earnings.........................................    1,209
                                                              -------
Total shareholders' equity..................................   14,989
                                                              -------
Total liabilities and shareholders' equity..................  $62,900
                                                              =======

                            See accompanying notes.

                               YPTEL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

Revenue.....................................................  $41,162
                                                              -------

Expenses:
  Printing, distribution, and listings......................    9,482
  Sales and marketing.......................................    8,421
  General and administrative................................   11,903
  Bad debts expense.........................................    2,779
  Depreciation and amortization.............................    2,272
  Terminated IPO costs......................................      363
                                                              -------
                                                               35,220
                                                              -------

Income from operations......................................    5,942

Other income (expense):
  Interest, net.............................................   (3,930)
  Other.....................................................       13
                                                              -------
                                                               (3,917)
                                                              -------

Income before income taxes..................................    2,025

Provision for income taxes..................................      816
                                                              -------

Net income..................................................  $ 1,209
                                                              =======

                             See accompanying notes

                               YPTEL CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                          YEAR ENDED OCTOBER 31, 1999

                                                   COMMON SHARES
                                               ---------------------              RETAINED
                                                 SHARES      AMOUNT    WARRANTS   EARNINGS    TOTAL
                                               ----------   --------   --------   --------   --------
Balance at November 1, 1998..................           1        --        --          --         --
Net income...................................          --        --        --      $1,209    $ 1,209
Issuance of common shares, net of issuance
  costs of $280..............................  13,549,299   $13,280        --          --     13,280
Issuance of warrants.........................          --        --      $500          --        500
                                               ----------   -------      ----      ------    -------
Balance at October 31, 1999..................  13,549,300   $13,280      $500      $1,209    $14,989
                                               ==========   =======      ====      ======    =======

                             See accompanying notes

                               YPTEL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

OPERATING ACTIVITIES
Net income..................................................  $  1,209
Adjustments to reconcile net income to net cash used in
  operating activities
  Bad debts expense.........................................     2,779
  Depreciation and amortization.............................     2,272
  Amortization of deferred financing costs..................       335
  Accretion of debt discount................................        64
  Deferred income taxes.....................................       816
  Changes in operating assets and liabilities:
    Increase in trade accounts receivable...................    (8,288)
    Increase in recoverable income taxes....................      (547)
    Increase in deferred production and prepaid expenses,
     advances to employees
      and other assets......................................      (925)
    Increase in reimbursable merger costs...................      (641)
    Increase in accounts, interest, and commissions payable
     and accrued expenses...................................     1,777
    Decrease in deferred revenue............................    (1,351)
                                                              --------
Net cash used in operating activities.......................    (2,500)
                                                              --------

INVESTING ACTIVITIES
Acquisition of the net assets of Pacific Coast Publishing,
  Inc., net of cash acquired................................   (11,029)
Purchases of property and equipment.........................      (339)
                                                              --------
Net cash used in investing activities.......................   (11,368)
                                                              --------

FINANCING ACTIVITIES
Proceeds from revolving credit facility borrowings..........     2,983
Principal payments on long-term debt........................      (811)
Deferred financing costs....................................    (2,003)
Net proceeds from issuance of common shares and warrants....    13,780
                                                              --------
Net cash provided by financing activities...................    13,949
                                                              --------

Net increase in cash........................................        81

Cash, beginning of year.....................................        --
                                                              --------
Cash, end of year...........................................  $     81
                                                              ========

                            See accompanying notes.

                               YPTEL CORPORATION

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

SUPPLEMENTAL INFORMATION
Interest paid...............................................  $ 3,599
                                                              -------
Income taxes paid...........................................  $   547
                                                              -------

NONCASH ACTIVITIES
In connection with the acquisition of the
  net assets of Pacific Coast Publishing, Inc.,
  YPtel acquired assets with a fair value
  of and assumed liabilities as follows:
    Assets acquired.........................................  $55,415
    Liabilities assumed.....................................   44,371
                                                              -------
Net assets acquired.........................................  $11,044
                                                              =======

Issuance of debt in connection with the acquisition
  of the net assets of Pacific Coast Publishing, Inc........  $36,500
                                                              -------

Equipment acquired pursuant to capital lease obligations....  $    42
                                                              -------

Net prepaid assets acquired through barter transactions.....  $   333
                                                              -------

                            See accompanying notes.

                               YPTEL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1999

1. NATURE OF BUSINESS

    YPtel Corporation (YPtel) was incorporated on July 22, 1998 under the laws of Canada. YPtel's wholly owned subsidiary, YPtel, Inc. and its wholly owned subsidiary, Pacific Coast Publishing, Ltd. (PCPL), were incorporated under the laws of the state of Washington on October 1, 1998 and September 1, 1998, respectively. All of the companies had nominal assets and operations until November 1, 1998.

    Effective November 1, 1998, YPtel acquired substantially all of the assets and liabilities of the yellow pages publishing business of Pacific Coast Publishing, Inc. (PCPI) (see Note 3). PCPI sold yellow page advertising and published and distributed telephone directories in selected cities located in the states of Arizona, Oregon, Utah, and Washington. YPtel, through PCPL, has continued this business in the same four states since the acquisition of PCPI.

    Effective October 26, 1999, YPtel's Board of Directors approved an agreement to effect the acquisitions of YPtel, Web YP, Inc. and Big Stuff, Inc. by Advanced Communications Group, Inc. ("ACG") in exchange for shares of ACG. ACG is in a business similar to YPtel. The completion of the transactions is subject to satisfactory refinancing of ACG, shareholder approvals, and regulatory approvals. The transactions are expected to be completed during the first quarter of calendar year 2000, at which time the name of ACG is to be changed to WorldPages.com, Inc.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of YPtel and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts (of $1.7 million as of October 31, 1999).

    Advertising revenue is recognized when directories containing the customers' advertising are distributed. Advertising revenue billed on directories that have not been distributed, but for which a deposit has been received, is shown as deferred revenue.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED PRODUCTION EXPENSES

    Deferred production expenses include costs to produce, distribute, and market directories. Deferred costs are expensed when the directories are distributed. Deferred production expenses consist of the following at October 31, 1999 (in thousands):

Sales commissions...........................................   $4,123
Direct production costs.....................................      104
Indirect production costs...................................    3,358
                                                               ------
                                                                7,585
                                                               ======

INTANGIBLE ASSETS

    Intangible assets consist of customer lists, a covenant not to compete, and goodwill. Customer lists, the covenant not to compete, and goodwill are amortized on a straight-line basis over their estimated useful lives of 10, 5, and 30 years, respectively.

    Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

DEFERRED FINANCING COSTS

    Financing costs, totaling approximately $2 million, have been deferred and are being amortized to interest expense over the respective debt terms, using the straight-line method, which approximates the interest method. Accumulated amortization on deferred financing costs totaled $335,000 at October 31, 1999.

ADVERTISING COSTS

    Advertising is expensed when the costs are incurred. Advertising costs totalled $398,000 in 1999.

INCOME TAXES

    Income taxes are provided for using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using tax rates that will be in effect when the differences are expected to reverse.

BARTER TRANSACTIONS

    Certain yellow page advertising is bartered in exchange for goods and services. These barter transactions are recognized at the estimated fair value of the advertising sold in accordance with

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 29, "Accounting for Non-monetary Transactions".

    Barter transactions represented 2.4% of advertising revenue in 1999. Amounts for goods or services due from customers are recorded in prepaid expenses and other. These amounts totalled $988,000 at October 31, 1999. No allowance for doubtful accounts has been established against these accounts in either year as management considers the related amounts to be fully realizable in all material respects.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments include cash, trade receivables, accounts payable, and long-term debt. The carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. The fair value of long-term debt, which is estimated using discounted cash flow analyses based on current incremental borrowing rates, approximates the carrying amounts of the related debt issues.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use". SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software, and is effective for financial statements for fiscal years beginning after December 15, 1998, with adoption required on a prospective basis. There was no material effect on YPtel's consolidated financial position, results of operations, or cash flows upon the adoption of SOP 98-1.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires retroactive adoption and provides for costs of start-up activities and organization costs to be expensed as incurred. There was no material effect on YPtel's consolidated financial position, results of operations, or cash flows upon the adoption of SOP 98-5.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning, after June 15, 1999. YPtel will adopt SFAS No. 133 effective November 1, 2000. SFAS No. 133 requires YPtel to recognize its interest rate swap on the balance sheet at fair value. Management has not yet determined the effect of the adoption of SFAS No. 133 on YPtel's future financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

3. BUSINESS ACQUISITION

    Effective November 1, 1998, YPtel acquired substantially all of the assets and assumed substantially all of the liabilities of PCPI for approximately
$50 million. YPtel financed the acquisition through the issuance of a $2 million note payable, and shares of its Class A preferred stock which were later redeemed for approximately $48 million. The redemption price was funded from $13.2 million in common share equity, $11.0 million in Senior Term Notes and $14.5 million in Subordinated Notes. YPtel accounted for the acquisition using the purchase method of accounting, with the operations of PCPI included in its operations from the date of acquisition.

4. INTANGIBLE ASSETS

    Intangible assets at October 31, 1999, consist of the following (in thousands):

Covenant not to compete.....................................  $ 1,000
Customer lists..............................................    9,000
Goodwill....................................................   30,612
                                                              -------
                                                               40,612
Less amortization...........................................   (2,120)
                                                              -------
                                                              $38,492
                                                              =======

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at October 31, 1999 (in thousands):

Equipment...................................................   $ 569
Furniture and fixtures......................................     120
Vehicles....................................................      13
Leasehold improvements......................................     108
                                                               -----
                                                                 810
Less amortization...........................................    (152)
                                                               -----
                                                               $ 658
                                                               =====

    Included in equipment are assets held under capital leases at October 31, 1999 with a cost of $198,000 and accumulated amortization of $52,000.

    Depreciation and amortization expense on property and equipment totaled $152,000 in 1999.

6. REVOLVING CREDIT FACILITY

    The holders of the senior term notes (see Note 7) provided an $8.5 million revolving credit facility to PCPL under the terms of a Revolving Credit Agreement that expires in October 2003. PCPL is permitted to draw under the Revolving Credit Agreement up to 85% of eligible accounts receivable by the issuance of revolving credit notes. The revolving credit notes are repayable on demand. At October 31, 1999, PCPL had borrowed $2.8 million under the Revolving Credit Agreement. Interest on

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

6. REVOLVING CREDIT FACILITY (CONTINUED) outstanding revolving credit notes is due monthly at the prime rate plus an additional interest percentage ranging from 1.25% to 2.25%, or at the London Interbank Offered Rate (LIBOR) plus an additional interest percentage ranging from 2.25% to 3.25%. At October 31, 1999, the revolving credit notes bore interest at 9.75%. In addition, PCPL is required to pay on a quarterly basis a commitment fee on the unused portion of the revolving credit facility that ranges from 0.37% to 0.625%.

    The Revolving Credit Agreement requires PCPL to meet certain financial ratios and covenants. As of October 31, 1999, management believes that all covenant and ratio requirements have been satisfied.

7. LONG-TERM DEBT

    Long-term debt consists of the following at October 31, 1999 (in thousands):

Senior term notes...........................................  $24,750
Subordinated notes (net of unamortized debt discount of
  $436).....................................................   10,564
PCPI shareholders note......................................    2,000
Other.......................................................      310
                                                              -------
                                                               37,624
Less current portion........................................   (2,341)
                                                              -------
                                                              $35,283
                                                              =======

SENIOR TERM NOTES

    Under its Senior Term Note Purchase Agreement, PCPL issued an aggregate of $25.5 million of senior term notes, of which $11 million is in the form of Senior Term A Notes and $14.5 million is in the form of Senior Term B Notes. In both cases, the senior term notes were issued to a syndicate of commercial lenders.

    The Senior Term A Notes bear interest, at PCPL's option, at the prime rate plus an additional interest percentage ranging from 1.50% to 2.50%, or at LIBOR plus an additional interest percentage ranging from 2.50% to 3.50%. The Senior Term B Notes bear interest, at PCPL's option, at the prime rate plus an additional interest percentage ranging from 2.25% to 3.25%, or at LIBOR plus an additional interest percentage ranging from 3.25% to 4.25%. The additional prime rate and LIBOR interest percentages are recomputed each fiscal quarter, based on the ratio of senior debt to cash flow as defined in the Senior Term Note Purchase Agreement. At October 31, 1999, the Senior Term A and B Notes bore LIBOR interest at 8.245% and 8.995%, respectively. Interest on the senior term notes is due quarterly for the prime rate portion and at the end of each contract for the LIBOR portion.

    The Senior Term A and B Notes are due in October 2003 and 2005, respectively. Principal payments on the Senior Term A and B Notes are due quarterly and range in the aggregate from $250,000 in 1999 to $1,938,000 in 2005.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

7. LONG-TERM DEBT (CONTINUED)
SUBORDINATES NOTES

    Pursuant to a Subordinated Loan Agreement, PCPL issued to a commercial lender an aggregate of $11 million face value of subordinated notes due in May 2006 at a discounted amount of $10.5 million. The Subordinated Loan Agreement contains provisions by which the subordinated noteholders have subordinated their claims against PCPL to the claims of the holders of the senior term and revolving credit notes.

    The subordinated notes bear interest at 12% per annum, payable semi-annually on May 1 and November 1. Subject to the restrictions in the Senior Term Note Purchase Agreement, the subordinated notes may be repaid in whole or in part (subject to a minimum principal prepayment of $100,000) in a multiple of $100,000 at any time and from time to time without notice or bonus.

    In connection with the issue of the Subordinated Notes, warrants with a carrying amount of $500,000 were issued to the lender. The warrants entitle the lender to purchase an aggregate of 1,841,000 Class C shares at a price of $0.01 per share on or before the earlier of (i) November 1, 2008 and (ii) the date which is six years following the date on which the Subordinated Notes are repaid. The warrants are to be exercised as part of the transaction with ACG.

PCPI SHAREHOLDERS NOTE

    The $2 million promissory note payable to the former PCPI shareholders is due in October 2001 and bears interest at 7% per annum. Both principal and interest are payable upon maturity. At October 31, 1999, interest payable totaled $140,000. This note may be extended at the option of YPtel to October 2006, according to certain terms and conditions.

OTHER MATTERS

    Substantially all assets of PCPL are provided as collateral under the various debt agreements. In addition, the various debt agreements require PCPL to meet certain financial ratios and covenants, including a minimum net worth of not less than $11.5 million at October 31, 1999. As of October 31, 1999, management believes that all covenant and ratio requirements have been satisfied.

    Future maturities of debt as of October 31, 1999, excluding unamortized debt discount, are as follows (in thousands):

YEAR ENDED OCTOBER 31
---------------------
2000.....................................................       $ 2,341
2001.....................................................         4,584
2002.....................................................         3,076
2003.....................................................         4,522
2004.....................................................         4,758
Thereafter...............................................        18,779
                                                                -------
                                                                $38,060
                                                                =======

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

7. LONG-TERM DEBT (CONTINUED)

    Interest income (expense) consists of the following (in thousands):

Interest and other investment income........................  $   291
Interest expense............................................   (4,221)
                                                              -------
                                                              $(3,930)
                                                              =======

    All of PCPL's debt facilities are to be refinanced as a condition of closing of the transactions with ACG.

8. COMMITMENTS AND CONTINGENCIES

LEASES

    YPtel leases equipment and office space. Certain of the leases require YPtel to pay a portion of the operating costs associated with the leased property and contain renewal and rent escalation clauses. Future minimum lease payments under leases as of October 31, 1999 are as follows (in thousands):

                                                            CAPITAL    OPERATING
YEAR ENDING OCTOBER 31                                       LEASES     LEASES
----------------------                                      --------   ---------
2000......................................................  $    67     $1,192
2001......................................................       51      1,077
2002......................................................       44        908
2003......................................................       31        766
2004......................................................       10        248
                                                            -------     ------
                                                                203     $4,191
                                                                        ======
Less amount representing interest payments................      (61)
                                                            -------
                                                                142
Less current portion......................................      (45)
                                                            -------
                                                            $    97
                                                            =======

    Future lease payments for operating leases include maintenance contract payments. Rent expense, pursuant to operating leases, exclusive of maintenance agreement payments, was $1,192,000 in 1999.

LABOR RELATIONS

    Union certification has been granted to sales personnel at three of PCPL's offices in Washington. PCPL is currently negotiating a collective bargaining agreement with the Communication Workers of America for these employees, who comprise approximately 11% of PCPL's total workforce.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

9. INCOME TAXES

    The provision for income tax expense consists of the following (in thousands):

Current.....................................................   $
  Federal...................................................      --
  State.....................................................      --
                                                               -----

Deferred
  Federal...................................................     706
  State.....................................................     110
                                                               -----
                                                                 816
                                                               -----
                                                               $ 816
                                                               =====

    The provision for income taxes differs from the amount of tax determined by applying the federal statutory rate for the following reasons (dollars in thousands):

                                                             AMOUNT    PERCENTAGE
                                                            --------   ----------
Tax provision at federal statutory rate...................    $687         34%
Permanent differences.....................................      37          2
State income taxes........................................     110          5
Other, net................................................    $(18)        (1)
                                                              ----         --
                                                              $816         40%
                                                              ====         ==

    Significant components of deferred taxes at October 31, 1999 are as follows (in thousands):

Deferred tax assets:
  Bad debt allowance........................................  $  (116)
  Accrued salaries..........................................      (90)
  Net operating loss carryforward...........................     (339)
                                                              -------
                                                                 (545)
                                                              -------

Deferred tax liabilities:
  Intangible amortization...................................      220
  Sales commissions.........................................    1,141
                                                              -------
                                                                1,361
                                                              -------
                                                              $   816
                                                              =======

    At October 31, 1999, PCPL had a net operating loss carryforward for federal income tax purposes of approximately $900,000, which begins to expire in 2014. Pursuant to applicable regulations in effect under the Internal Revenue Code, PCPL's use of the net operating loss incurred may be limited during the carryforward period due to ownership changes now being contemplated with the ACG transactions. To the extent that any single-year loss is not utilized to the full extent due to the limitation, the unused

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

9. INCOME TAXES (CONTINUED)
loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

10. TRANSACTIONS RELATED TO ACG

    The cost of YPtel's terminated initial public offering (IPO), which totaled $363,000, are reflected separately in operating expense. The IPO was terminated in favour of pursuing a transaction with ACG.

    Costs associated with the ACG transactions, totaling $641,000 have been capitalized and reflected in the accompanying balance sheet as "Reimbursable merger costs." Upon closing of the ACG transactions, all costs incurred in connection therewith will be reimbursed by ACG. YPtel's management believes that the transactions with ACG will be consummated. If the transactions are not consummated, the costs will be charged against YPtel's operations in the period the transactions are terminated.

11. 401(k) PLAN

    PCPL has continued the sponsorship of PCPI's 401(k) plan that covers substantially all employees meeting certain eligibility requirements. PCPL's contributions to the 401(k) plan continue to be discretionary. PCPL's contributions totaled $135,000 in 1999.

12. CREDIT RISK

    Approximately 50% of YPtel's business relates to PCPL's sales in the state of Washington. PCPL performs periodic credit evaluations of its existing potential customers prior to acceptance and publication and requires deposits by customers. PCPL has established an allowance for doubtful accounts to compensate for exposure risk. Credit losses have consistently been within management's expectations.

    Under a long-term contract that expires in February 2001, PCPL utilized Quebecor Printing to print its yellow pages publications. As security for payment of production amounts owed under the contract, Quebecor Printing has a lien on PCPL's work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact PCPL's operations.

    The interest rates on PCPL's senior notes and on its revolving credit facility are floating and will fluctuate based on changes in the prevailing prime rate or LIBOR. These interest rates change usually monthly or bi-monthly. The interest rate on the senior notes, which is currently approximately 8.5%, is not capped. To mitigate the risks related to fluctuation in interest rates, PCPL has entered into an interest rate cap program with Dresdner Bank. This program caps at 7.0%, the base LIBOR rate on 50% of the principal amount of the senior notes. The interest PCPL pays on the senior notes consists of the base LIBOR rate, which is currently 5.3%, plus a variable margin. There is no cap on the interest rate payable on PCPL's revolving credit facility. The interest differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expenses. PCPL is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreement, but it does not anticipate nonperformance by the counterparty. At October 31, 1999, the notional amount under the interest rate swap agreement was $13 million.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

12. CREDIT RISK (CONTINUED)
    YPtel does not use derivative financial instruments for hedging, speculative, or trading purposes. PCPL is dependent upon outside suppliers for all of its raw material costs associated with publishing the printed yellow pages directories. PCPL's principal raw material is paper, which PCPL purchases either through a broker or directly from its printer. PCPL does not purchase paper directly from the paper mills. Certain commodity grades of paper, including the directory-grade paper PCPL uses, have shown considerable price volatility.

    PCPL's sales, expenditures, debt servicing, and capital purchasing are transacted in U.S. dollars, with an insignificant portion of expenses being transacted in Canadian dollars. Accordingly, PCPL is not significantly exposed to foreign currency risk.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Web YP, Inc.

    We have audited the accompanying balance sheets of Web YP, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web YP, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG LLP
February 4, 2000
Houston, Texas

                                  WEB YP, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $    17,800   $   107,260
  Accounts receivable (net of allowance of $19,376 in 1999
    and $0 in 1998).........................................      251,813       142,473
  Prepaid expenses and other current assets.................      635,555        57,292
                                                              -----------   -----------
    Total current assets....................................      905,168       307,025
Furniture and office equipment, net of accumulated
  depreciation of $68,736 and $3,870, respectively..........  $   192,314   $    36,934
                                                              -----------   -----------
    Total assets............................................  $ 1,097,482   $   343,959
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $   158,660   $    15,256
  Deferred revenues.........................................      464,592       467,713
  Due to related parties....................................      224,344            --
  Notes payable to shareholders.............................    3,653,325            --
                                                              -----------   -----------
Total current liabilities...................................    4,500,921       482,969
                                                              -----------   -----------
Commitments and contingencies
Stockholders' deficit:
  Common stock, no par value: 10,000 shares authorized;
    6,086 shares issued and outstanding.....................           --            --
  Additional paid-in capital................................    2,782,834     1,528,850
  Accumulated deficit.......................................   (6,186,273)   (1,667,860)
                                                              -----------   -----------
    Total stockholders' deficit.............................   (3,403,439)     (139,010)
                                                              -----------   -----------
    Total liabilities and stockholders' deficit.............  $ 1,097,482   $   343,959
                                                              ===========   ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------   ------------
Revenues....................................................  $   850,818   $    383,678
Operating costs:
  Selling and Internet expenses.............................    3,856,570        753,202
  Selling, general and administrative expenses..............    1,271,137      1,231,799
  Depreciation and amortization.............................       98,199         50,870
                                                              -----------   ------------
  Loss from operations......................................   (4,375,088)    (1,652,193)
Other income (expense):
  Interest expense..........................................      143,325             --
                                                              -----------   ------------
Loss before income taxes....................................   (4,518,413)    (1,652,193)
Income tax expense (benefit)................................           --             --
                                                              -----------   ------------
Net loss....................................................  $(4,518,413)  $ (1,652,193)
                                                              ===========   ============
Basic and diluted loss per share............................  $   (742.43)  $    (271.47)
                                                              ===========   ============
Weighted average common shares outstanding..................        6,086          6,086
                                                              ===========   ============

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              COMMON STOCK       ADDITIONAL                     TOTAL
                                           -------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES     AMOUNT     CAPITAL       DEFICIT        DEFICIT
                                           --------   --------   ----------   -----------   -------------
Balance, December 31, 1997...............   6,086       $ --     $  141,000   $   (15,667)   $   125,333
Net loss.................................      --         --             --    (1,652,193)    (1,652,193)
Capital contributions....................      --         --      1,387,850            --      1,387,850
                                            -----       ----     ----------   -----------    -----------
Balance, December 31, 1998...............   6,086       $ --     $1,528,850   $(1,667,860)   $  (139,010)
Net loss.................................      --         --             --    (4,518,413)    (4,518,413)
Capital contributions....................      --         --      1,253,984            --      1,253,984
                                            -----       ----     ----------   -----------    -----------
Balance, December 31, 1999...............   6,086       $ --     $2,782,834   $(6,186,273)   $(3,403,439)
                                            =====       ====     ==========   ===========    ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                   1999             1998
                                                              --------------   --------------
Cash flows from operating activities:
  Net loss..................................................   $(4,518,413)     $(1,652,193)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...........................        98,199           50,870
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net............................      (109,340)        (142,473)
        Prepaid expenses and other current assets...........      (611,596)          (1,736)
      Increase (decrease) in:
        Accounts payable and accrued liabilities............       143,404           15,256
        Deferred revenues...................................        (3,121)         467,713
                                                               -----------      -----------
        Net cash used in operating activities...............    (5,000,867)      (1,262,563)
                                                               -----------      -----------
Cash flows from investing activities:
  Additions to furniture and office equipment...............      (220,246)         (18,027)
                                                               -----------      -----------
        Net cash used in investing activities...............      (220,246)         (18,027)
                                                               -----------      -----------
Cash flows from financing activities:
  Capital contributions.....................................     1,253,984        1,387,850
  Proceeds from notes payable to shareholders...............     3,653,325               --
  Increase in due to related parties........................       224,344               --
                                                               -----------      -----------
        Net cash provided by financing activities...........     5,131,653        1,387,850
                                                               -----------      -----------
        Net increase (decrease) in cash and
          cash equivalents..................................   $   (89,460)     $   107,260
Cash and cash equivalents--beginning of year................       107,260               --
                                                               -----------      -----------
Cash and cash equivalents--end of year......................   $    17,800      $   107,260
                                                               ===========      ===========
Supplemental cash flows information:
  Cash paid for interest....................................   $        --      $        --
                                                               ===========      ===========
  Cash paid for income taxes................................   $        --      $        --
                                                               ===========      ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

1. BASIS OF PRESENTATION

    Web YP, Inc. (Web YP) is a California-based company founded in September 1997. Operations at Web YP began in 1998. Web YP's business consists of the publishing of on-line yellow pages and white pages directories and the hosting of web sites.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Web YP considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    FURNITURE AND OFFICE EQUIPMENT--Furniture and office equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Web YP has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Web YP, as the stockholders of Web YP have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized ratably over the time period that the services are provided, generally, twelve months. Deferred revenues consist of amounts received in advance of the services being provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration. Options and warrants to purchase 4,318 and 3,914 shares of common stock were excluded from the calculation of Diluted EPS at December 31, 1999 and 1998, respectively, due to their antidilutive effect.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Web YP's only financial instruments are cash, short-term trade receivables and payables, prepaid expenses, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value as their interest rates approximate market rates.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances

                                  WEB YP, INC.

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--For the years ended December 31, 1999 and 1998,
Web YP did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income
(loss) and net income (loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the years ended December 31, 1999 and 1998 were approximately $330,000 and $323,000, respectively. Amounts receivable from related parties at December 31, 1999 and 1998 were approximately $86,000 and $10,000, respectively. In addition, Web YP utilizes employees of Big Stuff, Inc. (an entity related to Web YP by common ownership) for various operating purposes with the related employee costs being allocated to Web YP. For the years ended December 31, 1999 and 1998, the employee costs allocated to Web YP were approximately $224,000 and $181,000, respectively. Due to related parties of $224,000 on December 31, 1999 relates to expense allocations from Big Stuff, Inc. for overhead and labor.

4. STOCK OPTIONS AND WARRANTS

    In connection with its formation, Web YP issued various stock options and warrants that allow the holders to purchase shares of common stock at defined exercise prices. At the time of their issuance, management estimated that the options and warrants had no fair market value based on the Company's estimate of the fair market value of its common stock, which was $1.33 per share. As of December 31, 1999 and 1998, 3,914 of such options and warrants were issued and outstanding. Of the issued and outstanding options and warrants, 3,568 are exercisable at $50.00 per share and 750 are exercisable at $1.33 per share.

    In November 1999, Web YP granted options to purchase 404 shares of common stock to certain employees of Web YP at an exercise price of $50.00 per share. Management determined the fair value of Web YP's common stock to approximate $1,634 per share on the date of grant based on the valuation of Web YP in the pending sale to Advanced Communications Group, Inc. ("Advanced") (see note 9). Compensation expense equivalent to the difference between the fair value of Web YP's common stock on the date the options vest and the exercise price of the options will be recorded by Web YP on the vesting date.

    All of the options and warrants granted have a contractual life of 10 years from grant date and are only exercisable in the event of a significant change in management control or an initial public offering of Web YP. The per share weighted-average value of stock options and warrants granted to employees during 1997 was determined to be $0.00 using the Black-Scholes model.

                                  WEB YP, INC.

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2001. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases for the year ended December 31, 1999 and 1998 was approximately $75,000 and $133,000.

    At December 31, 1999, Web YP's future minimum rental payments due under noncancelable leases are $136,000 in 2000, $40,000 in 2001 and $5,000 in 2002.

6. PREPAID PORTAL ROYALTIES AND ADVERTISING AGREEMENT

    At December 31, 1999, prepaid expenses and other current assets consist primarily of an agreement entered into by Web YP with a third party portal website whereby Web YP will serve as the online yellow pages directory services provider for a period of nine months. This amount has been classified as prepaid expenses and other current assets on the accompanying December 31, 1999 balance sheet, and is being amortized over a period of nine months.

7. NOTES PAYABLE TO SHAREHOLDERS

    As of December 31, 1999, the shareholders of Web YP had advanced $3,510,000 to Web YP. The loans bear interest at 7% per annum and accrued interest at December 31, 1999 is $143,325.

8. COMMITMENTS AND CONTINGENCIES

    Web YP is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Web YP. Web YP's management believes that any resulting liability will not materially affect Web YP's financial position, liquidity or results of operations.

9.  SUBSEQUENT EVENT

    Web YP and its stockholders have entered into an agreement with Advanced to sell all of the issued and outstanding common stock of Web YP in exchange for shares of common stock of Advanced.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1999         1998         1997
                                                            ---------   ----------   ----------
Revenues..................................................  $ 862,355   $1,647,688   $2,526,190
Operating costs:
  Cost of services........................................    833,265    1,049,296    1,856,737
  Selling, general and administrative expenses............    432,043      256,698      608,786
  Depreciation and amortization...........................    206,259      300,200      149,828
                                                            ---------   ----------   ----------
  Income (loss) from operations...........................   (609,212)      41,494      (89,161)
Other income (expense):
  Interest expense........................................    (89,992)     (60,162)          --
                                                            ---------   ----------   ----------
Income (loss) before income taxes.........................   (699,204)     (18,668)     (89,161)
Income tax expense........................................         --           --           --
                                                            ---------   ----------   ----------
    Net income (loss).....................................  $(699,204)  $  (18,668)  $  (89,161)
                                                            =========   ==========   ==========
Basic and diluted income (loss) per share.................  $ (199.77)  $    (5.33)  $   (74.30)
                                                            =========   ==========   ==========
Weighted average common shares outstanding................      3,500        3,500        1,200
                                                            =========   ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                            UNAUDITED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  115,977   $      670
  Accounts receivable.......................................      41,696      184,485
  Inventory.................................................      16,980       21,618
  Due from related party....................................     224,344           --
  Prepaid expenses and other current assets.................          --       70,203
                                                              ----------   ----------
    Total current assets....................................     398,997      276,976
Property, plant and equipment, net..........................     565,938      409,090
Intangible assets, net......................................     119,665      128,999
                                                              ----------   ----------
    Total assets............................................  $1,084,600   $  815,065
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $   60,504   $   31,741
  Line of credit............................................     337,256       43,298
  Due to stockholders.......................................   1,900,000           --
                                                              ----------   ----------
    Total current liabilities...............................   2,297,760       75,039
                                                              ----------   ----------
    Total liabilities.......................................   2,297,760       75,039
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value: 10,000 shares authorized;
    3,500 shares
    issued and outstanding..................................          --           --
  Additional paid-in capital................................   1,522,969    1,522,969
  Retained earnings (accumulated deficit)...................  (2,736,129)    (782,943)
                                                              ----------   ----------
    Total stockholders' equity..............................  (1,213,160)     740,026
                                                              ----------   ----------
    Total liabilities and stockholders' equity..............  $1,084,600   $  815,065
                                                              ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

            UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              RETAINED
                                            COMMON STOCK       ADDITIONAL     EARNINGS          TOTAL
                                         -------------------    PAID-IN     (ACCUMULATED    STOCKHOLDERS'
                                          SHARES     AMOUNT     CAPITAL       DEFICIT)     EQUITY (DEFICIT)
                                         --------   --------   ----------   ------------   ----------------
Balance, December 31, 1996.............   1,200       $ --     $  572,969   $ 1,082,736      $ 1,655,705
Net loss...............................      --         --             --       (89,161)         (89,161)
Capital contributions..................      --         --        600,000            --          600,000
Distributions to stockholders..........      --         --             --      (570,000)        (570,000)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1997.............   1,200       $ --     $1,172,969   $   423,575      $ 1,596,544
Net loss...............................      --         --             --       (18,668)         (18,668)
Capital contributions..................   2,300         --        350,000            --          350,000
Distributions to stockholders..........      --         --             --    (1,187,850)      (1,187,850)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1998.............   3,500       $ --     $1,522,969   $  (782,943)     $   740,026
Net loss...............................      --         --             --      (699,204)        (699,204)
Distributions to stockholders..........      --         --             --    (1,253,982)      (1,253,982)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1999.............   3,500       $ --     $1,522,969   $(2,736,129)     $(1,213,160)
                                          =====       ====     ==========   ===========      ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                         1999            1998          1997
                                                    ---------------   -----------   -----------
Cash flows from operating activities:
  Net loss........................................    $  (699,204)    $   (18,668)  $   (89,161)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization.................        206,259         300,200       149,828
    Gain on sale of fixed assets..................             --          35,980            --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net..................        142,789         255,323       358,006
        Prepaid expenses and other current
          assets..................................         70,203         118,547      (188,750)
        Inventory.................................          4,638           2,245        15,937
      Increase (decrease) in:
        Accounts payable and accrued
          liabilities.............................         28,763           6,892        19,171
                                                      -----------     -----------   -----------
        Net cash provided by (used in) operating
          activities..............................       (246,552)        700,519       265,031
                                                      -----------     -----------   -----------
Cash flows from investing activities:
  Additions to property, plant and equipment,
    net...........................................       (353,773)             --      (668,360)
  Cost of business acquired.......................             --              --      (140,000)
                                                      -----------     -----------   -----------
        Net cash used in investing activities.....       (353,773)             --      (808,360)
                                                      -----------     -----------   -----------
Cash flows from financing activities:
  Dividends.......................................     (1,253,982)     (1,187,850)     (570,000)
  Borrowings from stockholders....................      1,675,656              --            --
  Borrowings from line of credit..................        293,958          43,298            --
  Capital contributions...........................             --         350,000       600,000
                                                      -----------     -----------   -----------
        Net cash provided by (used in) financing
          activities..............................        715,632        (794,552)       30,000
                                                      -----------     -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents.............................        115,307         (94,033)     (513,329)
Cash and cash equivalents--beginning of year......            670          94,703       608,032
                                                      -----------     -----------   -----------
Cash and cash equivalents--end of year............    $   115,977     $       670   $    94,703
                                                      ===========     ===========   ===========
Supplemental cash flows information:
  Cash paid for interest..........................    $    89,992     $    60,162   $        --
                                                      ===========     ===========   ===========
  Cash paid for income taxes......................    $        --     $        --   $        --
                                                      ===========     ===========   ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. BASIS OF PRESENTATION

    Big Stuff, Inc. (Big Stuff) is a Texas-based company established in 1995. Big Stuff was founded to provide computer services, including web site and ad design, and ad colorization services for independent telephone directory publishers.

    The accompanying financial information has been prepared without audit. The financial statements include the accounts of Big Stuff, Inc. The financial statements are based on information supplied by Big Stuff and restated by Advanced in order to conform to generally accepted accounting principles.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Big Stuff considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Big Stuff has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Big Stuff, as the stockholders of Big Stuff have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized as services are provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Big Stuff's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

                                BIG STUFF, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME--For the years ended December 31, 1999, 1998 and 1997, Big Stuff did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the year ended December 31, 1999, 1998 and 1997 were approximately $483,000, $443,000, and $696,000, respectively. Amounts receivable from related parties at December 31, 1999 and 1998 were approximately $10,000 and $40,000, respectively.

    To finance operations of Big Stuff the shareholders of Big Stuff loaned $1,900,000 to Big Stuff in 1999.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1999 and 1998:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land and buildings..........................................   $   --     $   --
Leasehold improvements......................................        2          2
Furniture and office equipment..............................    1,518      1,164
                                                               ------     ------
                                                                1,520      1,166
Less accumulated depreciation...............................     (954)      (757)
                                                               ------     ------
                                                               $  566     $  409
                                                               ======     ======

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2000. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1999, 1998 and 1997 was approximately $60,000, $168,000 and $35,000, respectively.

    At December 31, 1999, Big Stuff's future minimum rental payments due under noncancelable leases were $48,000 in 2000.

                                BIG STUFF, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6. COMMITMENTS AND CONTINGENCIES

    Big Stuff is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Big Stuff. Big Stuff's management believes that any resulting liability will not materially affect Big Stuff's financial position, liquidity or results of operations.

7. SUBSEQUENT EVENT

    Big Stuff and its stockholders have entered into an agreement with Advanced Communications Group, Inc. (Advanced) to sell all of the issued and outstanding common stock of Big Stuff in exchange for shares of common stock of Advanced.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of YPtel and its predecessor, Pacific Coast Publishing, Inc., Web YP and Big Stuff and the financial statements of Advanced, which are included in this prospectus. The unaudited pro forma combined financial statements give effect to the acquisitions of YPtel, Web YP and Big Stuff as if they had occurred on (1) December 31, 1999 for purposes of the unaudited pro forma combined balance sheet and (2) January 1, 1999 for purposes of the unaudited pro forma combined statements of operations for the year ended December 31, 1999. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of Advanced, YPtel, Web YP and Big Stuff which are included in this prospectus. All historical financial statements of Big Stuff contained in this prospectus have been prepared and restated by WorldPages based on information supplied by Big Stuff. The initial information supplied by Big Stuff did not conform to generally accepted accounting principles.

    The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma combined financial statements do not purport to present the financial position or results of operations of WorldPages had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the acquisitions. No assurances can be made as to the amount or timing of such benefits, if any, that may be realized.

    The acquisitions will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisitions, over the fair value of the assets acquired is classified with intangible and other assets on the accompanying unaudited pro forma balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments. Final allocation of the purchase price to the fair value of the assets acquired could vary the related amortization period of the excess of cost over the fair value of net assets acquired.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           WORLDPAGES
                                       ADVANCED      YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                      HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                      ----------   ----------   ----------   ----------   -----------      ----------
Revenues............................   $49,987       $38,079      $   851      $ 862        $   (813)(a)    $ 88,966
                                       -------       -------      -------      -----        --------        --------
Operating costs:
  Printing, distribution and
    listings........................    13,440         8,800           --         --        $   (813)(a)      21,427
  Sales and marketing...............    11,464         7,622        3,857        833                          23,776
  General and administrative........    20,529        14,595        1,271        432                          36,827
  Depreciation and amortization.....     4,695         2,536           98        206           6,952 (b)      14,487
                                       -------       -------      -------      -----        --------        --------
Total operating costs...............    50,128        33,553        5,226      1,471           6,139          96,517
                                       -------       -------      -------      -----        --------        --------
Operating margin....................      (141)        4,526       (4,375)      (609)         (6,952)         (7,551)
Other income (expense):
  Other income and expense, net.....        75            47           --         --                             122
  Interest expense..................    (4,766)       (3,702)        (143)       (90)            750 (c)      (7,951)
                                       -------       -------      -------      -----        --------        --------
Income (loss) from continuing
 operations before income taxes.....    (4,832)          871       (4,518)      (699)         (6,202)        (15,380)
Income tax expense (benefit)........    (1,465)          298           --         --             285(d)         (882)
                                       -------       -------      -------      -----        --------        --------
Net income (loss) from continuing
 operations.........................   $(3,367)      $   573      $(4,518)     $(699)       $ (6,487)       $(14,498)
                                       =======       =======      =======      =====        ========        ========
Net income (loss) per share from
 continuing operations..............   $  (.17)                                                             $   (.34)
                                       =======                                                              ========
Weighted average shares
 outstanding........................    19,956                                                23,243 (e)      43,199
                                       =======                                              ========        ========

------------------------

(a) Reflects the elimination of revenue and cost of sales for services provided to Advanced by Big Stuff and Web YP.

(b) Reflects the amortization of goodwill resultant from the acquisitions over periods ranging from
    10 to 30 years, as follows:

                                                          AMORTIZATION    PERIOD
(IN THOUSANDS)                                            ------------   --------
YPtel...................................................     $3,123      30 years
Web YP..................................................      2,809      10 years
Big Stuff...............................................      1,020      10 years
                                                             ------
                                                             $6,952
                                                             ======

(c) Reflects the elimination of interest expense incurred on the $15.0 million 5% Subordinated Notes payable, which will be converted to common stock in connection with the acquisitions.

(d) Reflects the incremental provision for federal and state income taxes at an effective tax rate of 38% for the applicable pro forma adjustments.

(e) Reflects the issuance of 19,545,454 shares issued for the purchase of the acquired companies; 2,840,909 shares issued for the conversion of the 5% Subordinated Notes payable; and 856,364 shares issued in exchange for cancellation of indebtedness of $4.7 million to stockholders of Web YP and Big Stuff.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                                         WORLDPAGES
                                    ADVANCED       YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                   HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                  ------------   ----------   ----------   ----------   -----------      ----------
ASSETS
Current assets:
  Cash and cash equivalents.....    $  1,315       $    59      $   18       $  116       $               $  1,508
  Accounts receivable, net......      14,223        10,039         252           42                         24,556
  Deferred costs................       4,482        10,259          --           --                         14,741
  Prepaid expenses and other....         174         1,964         635          241                          3,014
                                    --------       -------      ------       ------       --------        --------
    Total current assets........      20,194        22,321         905          399                         43,819
                                    --------       -------      ------       ------       --------        --------
Property, plant and equipment,
 net............................       1,377           657         192          566                          2,792
Intangible assets, net..........      75,413        39,749          --          120        131,976 (a)     247,258
Deferred taxes..................       6,504            --          --           --                          6,504
Other assets....................       5,571                                                                 5,571
                                    --------       -------      ------       ------       --------        --------
    Total other assets..........      88,865        40,406         192          686        131,976         262,125
                                    --------       -------      ------       ------       --------        --------
    Total assets................    $109,059       $62,727      $1,097       $1,085       $131,976        $305,944
                                    ========       =======      ======       ======       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses....................    $  9,447       $ 3,790      $  159       $   61       $  6,000 (a)    $ 18,832
                                                                                              (625)(b)
  Short-term debt and current
    maturities of long-term
    debt........................      24,000         7,208          --          337        (15,000)(b)      16,545
  Deferred revenue..............          --         1,831         464           --                          2,295
  Notes due to shareholders.....          --            --       3,653        1,900         (5,553)(a)          --
  Other current liabilities.....       3,940            --         224           --                          4,164
                                    --------       -------      ------       ------       --------        --------
    Total current liabilities...      37,387        12,829       4,500        2,298        (15,178)         41,836
Long-term liabilities:
  Long-term debt................          --        35,276          --           --                         35,276
  Deferred taxes................          --           345          --           --                            345
                                    --------       -------      ------       ------       --------        --------
    Total liabilities...........      37,387        48,450       4,500        2,298        (15,178)         77,457
                                    --------       -------      ------       ------       --------        --------
Stockholders' equity:
  Common stock..................           2        13,780          --           --              2 (a)           4
                                                                                           (13,780)(c)
  Additional paid-in capital....     149,438            --       2,783        1,523        156,200 (d)     309,944
  Retained earnings (deficit)...     (77,768)          497      (6,186)      (2,736)        (3,693)(b)     (81,461)
                                                                                             8,425 (c)
                                    --------       -------      ------       ------       --------        --------
    Total stockholders'
      equity....................      71,672        14,277      (3,403)      (1,213)       147,154         228,487
                                    --------       -------      ------       ------       --------        --------
    Total liabilities and
      stockholders' equity......    $109,059       $62,727      $1,097       $1,085       $131,976        $305,944
                                    ========       =======      ======       ======       ========        ========

------------------------

SEE NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET ON FOLLOWING PAGE

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Records the purchase of YPtel, Web YP and Big Stuff for approximately $147.2 million, composed of the following:

                                SHARES                         AMOUNT
                       ------------------------   ---------------------------------    TOTAL
(IN THOUSANDS)                          STOCK      COMMON     STOCK     TRANSACTION   PURCHASE
                       COMMON STOCK    OPTIONS     STOCK     OPTIONS       COSTS       PRICE
                       -------------   --------   --------   --------   -----------   --------
YPtel................  15,000,000(1)   351,281    $102,000    $1,964       $4,000     $107,964
Web YP...............   4,020,000(2)        --      27,336        --        1,000       28,336
Big Stuff............   1,454,545           --       9,891        --        1,000       10,891
                       ----------      -------    --------    ------       ------     --------
                       20,474,545      351,281    $139,227    $1,964       $6,000     $147,191
                       ==========      =======    ========    ======       ======     ========

    For financial reporting purposes, the WorldPages common stock was valued at $6.80 per share (the average closing price for the five days before and after the announcement of the acquisitions). The stock options were valued using the Black-Scholes option pricing model. Transaction costs consist primarily of legal, accounting, tax and financial advisory costs associated with the acquisitions.
    The purchase price was preliminarily allocated to the fair value of the net assets acquired as summarized below:

                                         YPTEL      WEB YP    BIG STUFF    TOTAL
(IN THOUSANDS)                          --------   --------   ---------   --------
Net working capital...................  $  9,785   $ 1,000     $   112    $ 10,897
Property and equipment................       652       213         339       1,204
Long-term debt........................   (35,786)       --          --     (35,786)
Deferred taxes........................      (134)       --          --        (134)
Intangible assets.....................   133,447    27,123      10,440     171,010
                                        --------   -------     -------    --------
    Total purchase price..............  $107,964   $28,336     $10,891    $147,191
                                        ========   =======     =======    ========

    ----------------------------

    (1) Included in the shares issued as consideration for YPtel are all shares of WorldPages common stock expected to be issued either directly and or indirectly through exchange of Class A Special Shares. The Class A Special Shares may be issued in lieu of WorldPages common stock for Canadian tax reasons but are exchangeable into a like number of WorldPages common stock.

    (2) Included in the shares issued as consideration for the Web YP acquisition are 929,091 shares assumed to be issued in exchange for estimated indebtedness in the aggregate principal amount of $5.1 million which has been incurred to finance operations of Web YP and Big Stuff until the transaction closes. According to the terms of the acquisition agreements, up to $6.0 million of such indebtedness may be incurred by Web YP and Big Stuff, which will be exchanged for WorldPages common stock based on the agreed upon price of $5.50 per share. If the entire
       $6.0 million were loaned, 1,090,909 shares of WorldPages common stock would be issued.

    (3) A detailed analysis of the identifiable intangibles has not been completed. Accordingly, the intangible assets resulting from the acquisitions are currently assumed to be unidentified intangibles. Upon completion of the analysis of such identifiable intangibles, such as customer lists and intellectual property, an allocation will be made and the underlying amortization periods established. The effect of such modification in the allocation of intangibles has not been determined at this time.

(b) Reflects the conversion of the $15.0 million 5% subordinated notes payable and $625,000 accrued interest owed by Advanced into 2,840,909 shares of common stock and the resultant loss from the conversion. For financial reporting purposes the stock was valued at $6.80 per share and will result in an extraordinary loss of $3.7 million as a loss on early extinguishment of debt. This extraordinary loss is not reflected in the pro forma results of operations.

(c) Records the elimination of YPtel, Web YP and Big Stuff's historical retained earnings (deficit) and common stock.

(d) Records the net effect of the following adjustments on capital in excess of par value:

                                                              (IN THOUSANDS)
Issuance of shares and stock options for acquisitions.......     $141,188
Issuance of shares for 5% Subordinated Notes payable........       19,318
Elimination of YPtel, Web YP and Big Stuff's historical
  paid-in capital...........................................       (4,306)
                                                                 --------
                                                                 $156,200
                                                                 ========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              WORLDPAGES.COM, INC.

                                              By:    /s/ Michael A. Pruss
                                                  -----------------------------
                                              Name:  Michael A. Pruss
                                              Title: Vice President and CFO

                                              Date:  April 21, 2000

                                  EXHIBIT INDEX

         These Exhibits are numbered in accordance with the Exhibit Table of
Item 601 of Regulation S-K:


  EXHIBIT NO.     DESCRIPTION
1                 Omitted - Inapplicable.
2(b)              Amended and Restated YPtel Agreement made and entered into as of October 26, 1999 by and among Advanced Communications
                  Group, Inc., YPtel Corporation, the shareholders of YPtel
                  listed on Exhibit "A" attached thereto, Edward Truant, Douglas
                  G. McIntyre, Jeffrey L. Rosenthal, Stephen D. Lister, the
                  J.L.R. Family Trust, the Paisley Family Trust, Cold Trust,
                  Global Investment Trust, Freezer Trust, Storage Trust,
                  Directory Trust, Publisher Trust, and Imperial Capital
                  Limited, filed as Exhibit 2(b) to the Form 8-K dated November
                  19, 1999 and filed on December 6, 1999, is incorporated herein by reference in its entirety.
2(c)              Amended and Restated Web YP Agreement made and entered into as of October 26, 1999 by and among Advanced Communications
                  Group, Inc., ACG Acquisition VI Corp., Web YP, Inc., Richard
                  O'Neal, and Richard L. Reid, filed as Exhibit 2(c) to the Form
                  8-K dated November 19, 1999 and filed on December 6, 1999, is incorporated herein by reference in its entirety.
2(d)              Amended and Restated Big Stuff Agreement made and entered into as October 26, 1999 by and among Advanced Communications
                  Group, Inc., ACG Acquisition VII Corp., Big Stuff, Inc.,
                  Richard O'Neal, and Richard L. Reid, filed as Exhibit 2(d) to the Form 8-K dated November 19, 1999 and filed on December 6,
                  1999, is incorporated herein by reference in its entirety.
4                 Omitted - Inapplicable.
16                Omitted - Inapplicable.
17                Omitted - Inapplicable.
20                Omitted - Inapplicable.
23                Omitted - Inapplicable.
24                Omitted - Inapplicable.
27                Omitted - Inapplicable.
99                Omitted - Inapplicable.